AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                       CORT BUSINESS SERVICES CORPORATION
             (Exact name of Registrant as Specified in its Charter)

            DELAWARE                                                           54-1662135
(State or other jurisdiction of                                             (I.R.S. Employer
 incorporation or organization)                                           Identification No.)

                              -------------------

                             4401 FAIR LAKES COURT
                            FAIRFAX, VIRGINIA 22033
                                 (703) 968-8500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              FRANCES ANN ZIEMNIAK
                       CORT BUSINESS SERVICES CORPORATION
                             4401 FAIR LAKES COURT
                            FAIRFAX, VIRGINIA 22033
                                 (703) 968-8500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:

             CHRISTOPHER G. KARRAS                               KIRK A. DAVENPORT
             DECHERT PRICE & RHOADS                               LATHAM & WATKINS
            4000 BELL ATLANTIC TOWER                              885 THIRD AVENUE
                1717 ARCH STREET                              NEW YORK, NEW YORK 10022
     PHILADELPHIA, PENNSYLVANIA 19103-2793                         (212) 906-1200
                 (215) 994-4000

                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable on or after the effective date of this Registration
                                   Statement.

                              -------------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ /____________________________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________________________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. X

                              -------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE      AGGREGATE         AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED       PER UNIT(1)    OFFERING PRICE(1)  REGISTRATION FEE
Common Stock par value $.01 per
  share.........................  1,955,000 shares       $18.50        $36,167,500         $12,472

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based on the average of the high and low prices reported on the Composite Tape of the New York Stock Exchange, Inc. as of June 10, 1996.
                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       CORT BUSINESS SERVICES CORPORATION

                              -------------------

                             CROSS REFERENCE SHEET
                     PURSUANT TO ITEM 501 OF REGULATION S-K

                       FORM S-3 ITEM AND CAPTION                     LOCATION IN PROSPECTUS
                       -------------------------                     ----------------------
1.     Forepart of the Registration Statement and Outside Front
       Cover Page of Prospectus.................................  Cover Page of Prospectus
2.     Inside Front and Outside Back Cover Pages of               Inside Front and Outside Back
       Prospectus...............................................    Cover Pages of Prospectus
3.     Risk Factors.............................................  Risk Factors
4.     Use of Proceeds..........................................  Use of Proceeds
5.     Determination of Offering Price..........................  Not Applicable
6.     Dilution.................................................  Not Applicable
7.     Selling Security Holders.................................  Not Applicable
8.     Plan of Distribution.....................................  Underwriting
9.     Description of Securities to be Registered...............  Not Applicable
10.    Interests of Named Experts and Counsel...................  Legal Matters; Experts
11.    Material Changes.........................................  Prospectus Summary; Unaudited
                                                                    Pro Forma Selected
                                                                    Condensed Consolidated
                                                                    Financial Data; Business
12.    Incorporation of Certain Information by Reference........  Incorporation of Certain
                                                                    Documents by Reference
13.    Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities...............................  Not Applicable

                   SUBJECT TO COMPLETION, DATED JUNE 13, 1996

PROSPECTUS
                                1,700,000 SHARES
                                      LOGO
                       CORT BUSINESS SERVICES CORPORATION
                                  COMMON STOCK
                                 --------------

    All of the shares of Common Stock (the "Common Stock") offered hereby are being issued and sold by CORT Business Services Corporation ("CORT" or the "Company") through the several Underwriters named herein (the "Offering").

    The Common Stock is quoted on the New York Stock Exchange ("NYSE") under the symbol "CBS." On June 10, 1996, the last reported sales price of the Common Stock on the NYSE was $18.50 per share. See "Price Range of Common Stock and Dividend Policy."

    SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                            UNDERWRITING              PROCEEDS
                                          PRICE TO         DISCOUNTS AND               TO THE
                                         THE PUBLIC        COMMISSIONS(1)            COMPANY(2)
Per Share                                     $                  $                       $
Total(3)                                      $                  $                       $

  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
  (2) Before deducting expenses of the Offering payable by the Company
      estimated at $    .
  (3) The Company has granted the Underwriters a 30-day option to purchase up to 255,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will
      be $    , $    and $    , respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by the Underwriters and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on
or about         , 1996 at the offices of Smith Barney Inc., 333 West 34th
Street, New York, New York 10001.

                                 --------------

SMITH BARNEY INC.               MONTGOMERY SECURITIES

       , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                                     [LOGO]

    CORT is the nation's largest "rent-to-rent" furniture rental company. The Company operates under the names CORT Furniture Rental and General Furniture Leasing in 104 rental showrooms, 65 furniture clearance centers and 57 distribution centers in 29 states and the District of Columbia, as shown in the shaded areas on the map below.

                                 [MAP ARTWORK]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information (including the consolidated financial statements and the notes thereto) appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, (i) all references in this Prospectus to the Company shall mean the Company and its subsidiary, CORT Furniture Rental Corporation ("CFR") and its subsidiaries, on a consolidated basis, and (ii) the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

OVERVIEW

    CORT Business Services Corporation ("CORT" or the "Company"), through its wholly-owned subsidiary CORT Furniture Rental Corporation, is the leading national provider of rental furniture, accessories and related services in the growing and fragmented "rent-to-rent" segment of the furniture rental industry. The "rent-to-rent" segment, which differs from the "rent-to-own" segment by serving customers who typically do not seek ownership of the rented merchandise, serves both corporate and individual customers who desire flexibility to meet their temporary and transitional needs. The Company focuses on corporate customers by offering office and residential furniture and related accessories through a direct sales force of approximately 580 salespeople and a network of 104 showrooms in 29 states and the District of Columbia. The Company believes approximately 80% of its rental revenue is derived from its corporate customers, while the remainder is derived principally from rentals to middle- and upper-income level individuals. Management believes that the Company's focus on corporate and upper-income individual customers allows it to maintain a high-quality lease portfolio, which contributes to generally higher operating margins than those of its competitors. The Company maintains the showroom quality condition of its merchandise available for rent by selling its previously rented merchandise through a network of 65 company-operated clearance centers, thereby enabling the Company to regularly update its inventory with new styles and new merchandise. Sales of furniture through clearance centers, at prices which for the last five years have averaged 110% of the furniture's original cost, allow the Company to maximize the residual value of its rental merchandise. Furniture sales through clearance centers and other sales accounted for approximately 21% of the Company's total 1995 revenue.

    As the industry leader and the only "rent-to-rent" furniture rental company with a national presence, CORT is well-positioned to take advantage of growing demand for furniture rental services. This demand is believed to be driven by continued growth in management and professional employment, the increasing importance to American business of flexibility and outsourcing and the impact of a more mobile and transitory population. Corporate customers generally enter into leases for office furniture to meet seasonal, temporary or start-up needs. Corporate customers also lease residential furniture in order to provide furnishings for their employees who have been relocated or are on temporary assignment or, in the case of operators of apartment communities, in order to provide furnished apartments. The Company's corporate customers include Fortune 500 companies, small businesses and professionals, and owners and operators of apartment communities.

    According to industry estimates, revenues of the "rent-to-rent" furniture rental industry in 1994 were in excess of $650 million. A significant portion of these revenues is generated by single-location and small regional businesses which present attractive consolidation opportunities for the larger "rent-to-rent" furniture rental companies such as CORT. Management believes that CORT is well-positioned to continue capitalizing on the consolidation trend in the "rent-to-rent" furniture rental industry due to its national presence, leading market share and financial capacity.

    The Company's total revenue increased 19.0% on an annual basis, from $106.5 million in 1992 to $179.3 million in 1995, as the result of the Company's 1993 acquisition of a significant competitor, General Furniture Leasing Company ("General Furniture"), small lease portfolio acquisitions and new showroom openings, as well as growth in existing operations. Operating earnings increased 25.5% on an annual basis from $13.5 million in 1992, excluding non-recurring charges of $10.0 million, to $26.7 million in 1995. Total revenue and operating earnings were $48.8 million and $7.2 million, respectively, in the first three months of 1996, representing an increase of 10.5% in revenue and 14.7% in operating earnings as compared to the same period in 1995.

BUSINESS STRATEGY

    Management believes that CORT's size, national presence, consistently high-level customer service, product quality and broad product selection, depth of management and efficient clearance centers have been key contributors to the Company's success. The Company's objective is to build on these fundamentals and increase further its revenue and operating earnings and expand its margins by continuing to pursue its growth strategy. The key components of this strategy are (i) making selective acquisitions; (ii) initiating operations in new markets and adding showrooms in existing markets utilizing the CORT Furniture Rental and General Furniture Leasing operating formats; (iii) expanding its corporate customer base with an emphasis on the rental of high-margin office furniture products; and (iv) continuing to invest in the development of new products and services.

    Acquisitions. The primary focus of the Company's growth strategy has been and will continue to be the selective acquisition of small lease portfolios and regional companies in new and existing markets. Since the beginning of 1992, the Company has completed 13 small lease portfolio acquisitions and is currently negotiating another portfolio acquisition. In addition, the Company has acquired two larger regional companies: General Furniture in September 1993, which had total revenues of approximately $41.5 million for fiscal year 1992, and Evans Rents in April 1996, which had total revenues of approximately $30.5 million for fiscal year 1995. The acquisition of General Furniture provided CORT with immediate access to new market areas, additional critical mass in CORT's existing markets and an alternative operating strategy targeted at a different segment of the "rent-to-rent" furniture market. Evans Rents provides CORT with additional critical mass in the greater Los Angeles and San Francisco areas, increases the percentage of rental revenue derived from the rental of higher-margin office furniture products and contributes additional expertise in the supply of furniture for conventions.

    New Markets and Additional Showrooms. The Company continues to expand the number of showrooms within its existing markets as well as initiate new operations, including showrooms, distribution facilities and clearance centers, in strategically identified geographic locations where it currently does not conduct business and where attractive acquisition opportunities do not exist. By increasing the number of showrooms associated with existing distribution facilities and clearance centers, the Company is able to distribute its real estate, personnel and other fixed costs over a larger revenue base. Since the beginning of 1995, CORT has begun operations in four new metropolitan markets.

    The Company operates under the CORT Furniture Rental and General Furniture Leasing tradenames. Furniture showrooms operated under the General Furniture Leasing tradename are typically targeted at smaller markets and offer lower price-point furniture rentals. The different formats and cost structures of the CORT Furniture Rental and General Furniture Leasing operations provide the Company with the capability to maximize expansion opportunities in markets of various sizes.

    Expanded Corporate Customer Base. The Company seeks to increase its corporate customer base in order to capitalize on the longer lease terms, higher average lease amounts and multiple lease transactions associated with corporate customers. In addition, corporate customers more frequently enter into higher-margin office furniture leases. The Company intends to grow revenue by increasing its corporate customer base through expanded emphasis on national accounts, further development of sales personnel with business-to-business sales experience and continued advertising.

    New Product and Service Development. The Company continues to invest in the development of new products and services. Products and services currently under development include the rental of houseware amenity packages, interior design services and furniture for model homes and the supply of furniture for conventions. Management believes that the gradual introduction of new products and services allows the Company to experiment with such products and services at a relatively low initial cost.

ACQUISITION OF EVANS RENTS

    In April 1996, the Company acquired Evans Rents, a "rent-to-rent" furniture rental company located exclusively in California, for a purchase price of approximately $27 million. Prior to the acquisition, Evans Rents operated 17 showrooms located primarily in the greater Los Angeles and San Francisco areas. Management believes that Evans Rents, using an operating format similar to that of CORT Furniture Rental, derives its rental revenue from a comparable customer base, while generating a higher percentage of revenue from rentals of office furniture products. Evans Rents' total 1995 revenues were approximately $30.5 million.

    As the Company integrates Evans Rents into its West Coast region, operating margins are expected to benefit from the Company's ability to better leverage its fixed costs and infrastructure over a larger revenue base. The Company expects to reduce operating expenses by closing 12 duplicate showrooms.

                              -------------------

    CORT Business Services Corporation was incorporated in Delaware on March 29, 1993. The Company is a holding company with no independent operations and no material assets other than its ownership of all of the outstanding capital stock of CFR. The principal executive offices of the Company are located at 4401 Fair Lakes Court, Fairfax, Virginia 22033, and the Company's telephone number is
(703) 968-8500.

                                  THE OFFERING

Common Stock offered hereby..................  1,700,000 shares

Common Stock to be outstanding after the
Offering(1)..................................  12,325,530 shares

Use of Proceeds..............................  To repay indebtedness under the Credit
                                               Facility. See "Use of Proceeds."

New York Stock Exchange symbol...............  CBS

- ------------

(1) At May 31, 1996. Does not include 1,119,210 shares of Common Stock issuable upon exercise of employee and director stock options granted by the Company, 138,994 shares of Common Stock reserved for issuance under the Company's employee and director stock option plans, and 242,219 shares of Common Stock reserved for issuance pursuant to outstanding warrants issued by the Company.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                         MARCH 31,
                                     ------------------------------------------------   ----------------------------
                                                                               PRO                            PRO
                                     COMBINED(1)         THE COMPANY         FORMA(2)      THE COMPANY      FORMA(2)
                                     -----------   -----------------------   --------   -----------------   --------
                                        1993          1994         1995        1995      1995      1996       1996
                                     -----------   ----------   ----------   --------   -------   -------   --------
STATEMENT OF OPERATIONS DATA:
 Furniture rental revenue..........   $ 100,499     $130,026     $141,988    $170,679   $33,815   $38,555   $ 45,980
 Furniture sales revenue...........      28,074       34,534       37,321      39,135    10,316    10,214     10,671
                                     -----------   ----------   ----------   --------   -------   -------   --------
       Total revenue...............     128,573      164,560      179,309     209,814    44,131    48,769     56,651
 Furniture rental gross profit.....      80,769      104,255      114,038     136,930    27,328    31,117     37,197
 Furniture sales gross profit......      11,264       13,885       15,118      15,543     4,113     4,276      4,421
                                     -----------   ----------   ----------   --------   -------   -------   --------
       Total gross profit..........      92,033      118,140      129,156     152,473    31,441    35,393     41,618
 Selling, general and
   administrative expenses(3)......      75,769       95,526      102,435     121,747    25,189    28,221     33,159
                                     -----------   ----------   ----------   --------   -------   -------   --------
 Operating earnings................      16,264       22,614       26,721      30,726     6,252     7,172      8,459
 Interest expense..................       9,820       16,246       15,917       7,190     4,145     1,781      1,809
                                     -----------   ----------   ----------   --------   -------   -------   --------
 Income before taxes...............       6,444        6,368       10,804      23,536     2,107     5,391      6,650
 Income before extraordinary
loss...............................       4,289        3,546        6,218      13,723     1,195     3,160      3,882
 Extraordinary loss from early
   retirement of debt(4)...........      --           --            4,143       --        --        --         --
 Net income........................       4,289        3,546        2,075      13,723     1,195     3,160      3,882

PER SHARE DATA:
 Earnings per share................                                          $   1.04                       $   0.29
 Weighted average number of shares
   used in computation.............                                            13,183                         13,331

OTHER DATA:
 Number of leases at end of
  period...........................      48,771       48,747       51,118                50,913    55,020
 Number of leases per showroom at
   end of period...................         493          519          532                   542       573
 Number of showrooms at end of
  period...........................          99           94           96                    94        96
 Aggregate monthly base rent at end
   of period(5)....................   $   9,167     $  9,696     $ 10,949               $10,423   $11,875
 Clearance center furniture sales
   cost recovery(6)................       112.1%       110.5%       110.0%                110.5%    110.1%

                                                                                AS OF
                                                                            MARCH 31, 1996
                                                                --------------------------------------
                                                                                                PRO
                                                                 ACTUAL     AS ADJUSTED(7)    FORMA(2)
                                                                --------    --------------    --------
BALANCE SHEET DATA:
 Total assets................................................   $181,651       $215,046       $215,046
 Total debt..................................................     58,653         86,980         58,563
 Stockholders' equity........................................     78,581         78,581        106,998

- ------------
(1) For the year ended December 31, 1993, represents CFR information for the three months ended March 31, 1993 combined with information of the Company for the nine months ended December 31, 1993. Includes the results of operations of General Furniture Leasing for the four months ended December 31, 1993. The September 1, 1993 acquisition of General Furniture was accounted for as a purchase business combination. Revenue of General Furniture Leasing for the four months ended December 31, 1993 was $13,438,000.

(2) For the year ended December 31, 1995, reflects the Offering, the acquisition of Evans Rents, the IPO, the Exchange for Common Stock, the Senior Notes Retirement and borrowings under the Company's bank credit facility. As of March 31, 1996 and for the three months then ended, reflects the Offering and the acquisition of Evans Rents. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

(3) Selling, general and administrative expenses include employee, delivery and advertising expenses, occupancy, utilities and nonrental depreciation expenses, other operating expenses and amortization of goodwill.

(4) For the year ended December 31, 1995, the extraordinary loss relates to the early retirement of $50,000,000 principal amount of CFR's 12% Senior Notes.

(5) The aggregate monthly base rent at the end of the period represents the aggregate monthly rental payments due under outstanding furniture leases, excluding fees and one-time charges.

(6) Clearance center furniture sales cost recovery represents the aggregate proceeds from the sale of rental furniture through clearance centers as a percentage of the aggregate original cost of the furniture sold.

(7) Reflects the acquisition of Evans Rents as if it occurred on March 31, 1996.

                                  RISK FACTORS

    Prospective purchasers of the Common Stock offered hereby should consider carefully the specific risk factors set forth below as well as the other information set forth elsewhere and incorporated by reference in this Prospectus. Certain information set forth elsewhere or incorporated by reference herein contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Certain factors discussed herein could cause actual results to differ materially from those in the forward-looking statements.

POSSIBLE ADDITIONAL TAX PAYMENTS

    The Internal Revenue Service ("IRS") has examined the federal income tax returns of CFR for the years 1989 through June 30, 1992 and has proposed certain adjustments to CFR's taxable income, relating primarily to methods of depreciation, period of cost recovery and certain capitalized financing fees. The Company has agreed in principle with the IRS appeals officer handling the administrative appeal of the examination as to a settlement of the proposed adjustments. The settlement agreed to in principle will not result in any additional financial statement tax expenses, as the Company's reserves are adequate to cover such expenses, and will not require the Company to alter its methods of depreciation or cost recovery period. The Company will be required to make a payment to the IRS and certain state jurisdictions for income and franchise purposes. The total amount of the proposed settlement is approximately $3 million (including interest through March 31, 1996) of which the Company made an initial deposit of approximately $925,000 in February 1996. This agreement is only an agreement in principle, however, and is subject to final IRS approval. A final settlement will become effective only upon approval by the appropriate IRS personnel and execution of definitive settlement documentation. See Note 6 of CORT's Consolidated Financial Statements and Note 2 of CORT's Unaudited Condensed Consolidated Financial Statements.

    The IRS has also proposed the disallowance of certain deductions taken by Fairwood Corporation for a consolidated tax group of which CFR was previously a member ("Former Group") through the year ended December 31, 1988. The IRS challenge includes the assertion that certain interest deductions taken by the Former Group should be recharacterized as non-deductible dividend distributions and that deductions for certain expenses related to the acquisition of Consolidated Furniture Corporation (formerly known as Mohasco Corporation), CFR's former shareholder, be disallowed. Under IRS regulations, the Company and each other member of the Former Group is severally liable for the full amount of any federal income tax liability of the Former Group while CFR was a member of the Former Group, which could be as much as approximately $29 million for such periods (including interest through March 31, 1996). Under the agreement of sale for CFR, Consolidated Furniture Corporation agreed to indemnify CFR in full for any consolidated tax liability of the Former Group for the years during which CFR was a member of the Former Group. In addition, the Company may have rights of contribution against other members of the Former Group if the Company were required to pay more than its equitable share of any consolidated tax liability. Although Fairwood Corporation has stated that it believes the IRS's position with respect to those proposed disallowances is unjustified and is contesting the matter vigorously, neither the Company nor Fairwood Corporation can predict a successful resolution to the IRS examination. No assurance can be given that, if Consolidated Furniture Corporation becomes liable for federal income tax as a result of the examination, and if the IRS were to collect any resulting tax directly from CFR, that CFR would be able to recover all or part of the deficiency from Consolidated Furniture Corporation under its indemnity or from other members of the Former Group under rights of contribution. No reserves are included in the Company's financial statements with respect to potential tax liabilities of the Former Group. There can be no assurance, however, that the Company's ultimate liability with respect to periods during which CFR was a member of the Former Group will not be material. See Note 6 of CORT's Consolidated Financial Statements and Note 2 of CORT's Unaudited Condensed Consolidated Financial Statements.

GROWTH THROUGH ACQUISITIONS

    To expand its markets and take advantage of the consolidation trend in the "rent-to-rent" furniture rental industry, the Company's business strategy includes growth through acquisitions. Although the Company believes that the operations of General Furniture, which was acquired by CORT in 1993, have been successfully integrated with CORT's operations and that the operations of Evans Rents, which was acquired by CORT in April 1996, will be integrated into CORT's operations successfully, there can be no assurance that additional suitable acquisition candidates will be identified, that acquisitions can be consummated on acceptable terms or that any acquired companies can be successfully integrated into the Company's operations. The Company is currently negotiating a portfolio acquisition, but has no commitments, understandings or arrangements with respect to any specific acquisitions. The Company may use Common Stock for all or a portion of the consideration to be paid in future acquisitions, which could result in dilution to the purchasers of the Common Stock offered hereby. The Company's ability to make future acquisitions may also be constrained by the terms of its outstanding debt. See "Business--Business Strategy."

EFFECTIVE CONTROL BY PRINCIPAL STOCKHOLDER

    Upon completion of the Offering, Citicorp Venture Capital Ltd. ("CVC") will continue to own beneficially approximately 47% of the Company's outstanding Common Stock. Accordingly, CVC together with certain directors and officers of the Company will have sufficient voting power to control the outcome of matters (including the election of directors, and any merger, consolidation or sale of all or substantially all of the Company's assets) submitted to the stockholders for approval and may be deemed to have effective control over the affairs and management of the Company. This controlling interest in the Company could have the effect of making certain transactions more difficult or impossible, absent the support of CVC. See "Principal Stockholders."

DOWNTURN IN GENERAL ECONOMIC CONDITIONS

    The Company believes that the furniture rental industry is significantly influenced by economic conditions generally and particularly by levels of job creation, relocations of employees and general business activity. There can be no assurance that a prolonged economic downturn would not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Inflation and General Economic Conditions."

COMPETITION

    The "rent-to-rent" furniture rental business is competitive and the Company competes against a number of other companies, including local and regional furniture rental businesses. With regard to the sale of furniture through its clearance centers, the Company competes with both used and new office and residential furniture retailers. Some of the Company's competitors may be in a stronger financial position than the Company. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

    The success of the Company depends to a significant degree on the efforts of the Company's senior management. The Company's operations may be adversely affected if one or more members of senior management cease to be active in the Company. See "Management" and "Principal Stockholders."

LEVERAGE

    Following the Offering, the Company will continue to have indebtedness that is substantial in relation to its total capitalization. At March 31, 1996, on a pro forma basis the ratio of the Company's debt to equity was 0.5 to 1.0. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POSSIBLE VOLATILITY OF STOCK PRICE

    The market price of the Company's Common Stock, which is quoted on the New York Stock Exchange, may be subject to significant fluctuations in response to operating results, announcements by competitors and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations may adversely affect the market price of the Common Stock.

DIVIDEND POLICY

    The Company intends to retain its earnings, if any, for use in its operations. In addition, the terms of CFR's outstanding indebtedness restrict its ability to advance funds and issue dividends to the Company. The Company does not expect to pay dividends on its Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources."

SHARES ELIGIBLE FOR FUTURE SALE AS OF MAY 31, 1996; REGISTRATION RIGHTS

    Upon consummation of this Offering, the Company will have 12,325,530 shares of Common Stock outstanding. The shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company (defined in Rule 144 under the Securities Act, generally, as a person who, by virtue of equity ownership or otherwise, controls, or is controlled by, or is under common control with, the Company). The Company and its directors and executive officers and CVC (who in the aggregate hold 6,322,547 outstanding shares of Common Stock) have agreed, except as described below, not to offer, sell, contract to sell or otherwise dispose in a public sale, public distribution or other public disposition, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the shares subject to the Underwriters' over-allotment option, without the prior written consent of Smith Barney Inc., for a period of 90 days after the date of this Prospectus (the "Lock-up Agreements"). The Underwriters have agreed that Messrs. Arnold, Egan and Jobes may sell up to 20,000, 22,000 and 15,000 shares, respectively, after 15 days following the date of the Prospectus. The Company has granted certain registration rights with respect to the Common Stock held by CVC and certain stockholders of the Company who in the aggregate hold 6,425,416 shares of Common Stock. After the Offering, if the Company proposes to register any additional shares of Common Stock under the Securities Act, such stockholders will be entitled, subject to the Lock-up Agreements and certain other conditions, to include all or a portion of their shares in such registration. In addition, CVC, which will hold in the aggregate 5,778,518 shares of Common Stock after the Offering, has the right, subject to its Lock-up Agreement and certain other conditions, to require the registration of all or a portion of its shares. No predictions can be made as to the effect, if any, that market sales of shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the Offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders or the perception that such sales may occur. See "Shares Eligible for Future Sale," "Principal Stockholders" and "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,700,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and other fees, will be approximately $28.4 million at a public offering price of $18.00 per share (approximately $32.8 million if the Underwriters' over-allotment option is exercised in full).

    The Company intends to use the net proceeds from the Offering to repay indebtedness under its bank credit facility (the "Credit Facility"). As of May 31, 1996, $38.1 million was outstanding under the Credit Facility, $27.7 million of which was incurred to acquire Evans Rents and $4.8 million of which was used to redeem a portion of CFR's 12% Senior Notes due 2000. Borrowings under the Credit Facility mature on November 21, 1998 and bear interest at a fluctuating rate based on, at the Company's option, either the lead lender's base rate or the London Interbank Offer Rate (LIBOR). The average interest rate on borrowings under the Credit Facility at May 31, 1996 was 7.09%. In May 1996, the Company amended the Credit Facility to increase its borrowing capacity from $50 million to $70 million.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock commenced trading on the Nasdaq Stock Market on November 17, 1995. Prior to that date there was no established public trading market for the Common Stock. The Company delisted the Common Stock from the Nasdaq Stock Market on December 20, 1995, and the Common Stock commenced trading on the New York Stock Exchange under the symbol "CBS" on December 21, 1995. The following table sets forth, for the period indicated, the high and low sales prices of the Common Stock as reported on such exchanges.

                                                                                   HIGH              LOW
                                                                               -------------    -------------
Year ended December 31, 1995
  Fourth Quarter (November 17 through December 31)..........................   $      17 3/4    $      13 1/4

Year ended December 31, 1996
  First Quarter.............................................................   $      19 5/8    $          15
  Second Quarter (through June 10, 1996)....................................   $      18 1/2    $          17

    The last reported sale price for the Common Stock on the New York Stock Exchange on June 10, 1996 was $18.50. As of May 31, 1996, the Company had approximately 325 holders of record of its Common Stock.

    The Company has not paid any dividends on its Common Stock to date. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board of Directors does not expect to declare or pay any dividends in the foreseeable future. In addition, as a holding company, the Company's ability to pay dividends is dependent on the receipt of dividends or advances from CFR. CFR's debt obligations restrict its ability to make advances and pay dividends to the Company.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of March 31, 1996, as adjusted to give effect to the acquisition of Evans Rents and pro forma to give effect to the Offering, as described under "Use of Proceeds" and "Business--Acquisition of Evans Rents."

                                                                    AS OF MARCH 31, 1996
                                                          -----------------------------------------
                                                          HISTORICAL    AS ADJUSTED(1)    PRO FORMA
                                                          ----------    --------------    ---------
                                                                   (DOLLARS IN THOUSANDS)
DEBT:

  Credit Facility and other (2)........................    $   8,653       $ 36,980       $   8,563
  Senior Notes.........................................       50,000         50,000          50,000
                                                          ----------    --------------    ---------

      Total debt.......................................       58,653         86,980          58,563

STOCKHOLDERS' EQUITY:

  Common Stock, voting, par value $.01 per share;
    15,500,000 authorized, 10,431,504 issued and
    outstanding; and 12,131,504 issued and outstanding,
pro forma (3)..........................................          104            104             121
  Common Stock, Class B, nonvoting, par value $.01 per
    share; 15,500,000 authorized; none issued and
outstanding............................................       --            --               --
  Additional paid-in capital...........................       67,383         67,383          95,783
  Accumulated earnings.................................       11,094         11,094          11,094
                                                          ----------    --------------    ---------

      Total stockholders' equity.......................       78,581         78,581         106,998
                                                          ----------    --------------    ---------

      Total capitalization.............................    $ 137,234       $165,561       $ 165,561
                                                          ----------    --------------    ---------
                                                          ----------    --------------    ---------

- ------------

(1) Reflects the acquisition of Evans Rents as if it occurred on March 31, 1996.

(2) As Adjusted and Pro Forma include $602,000 of Evans Rents' debt assumed by the Company.

(3) Does not include 1,088,356 shares of Common Stock issuable upon exercise of employee and director stock options granted by the Company, 171,994 shares of Common Stock reserved for issuance under the Company's employee and director stock option plans, and 434,101 shares of Common Stock that are reserved for issuance pursuant to outstanding warrants issued by the Company.

                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma condensed consolidated financial data consists of Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996, and an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 (collectively, the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations give effect to the initial public offering (the "IPO") of the Common Stock of CORT completed in November 1995, the exchange of all of the Company's 14.5% Subordinated Debentures, the Company's 15% Junior Subordinated Debentures and CFR's 14% Senior Subordinated Pay-In-Kind Notes for shares of the Company's Common Stock in the fourth quarter of 1995 (the "Exchange for Common Stock"), the retirement of $50 million in aggregate principal amount of CFR's 12% Senior Notes due 2000, which was effected contemporaneously with the IPO (the "Senior Notes Retirement"), initial borrowings under the Credit Facility entered into contemporaneously with the IPO, the Company's acquisition of Evans Rents in April 1996 and the Offering as if they occurred on January 1, 1995. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition of Evans Rents and the Offering as if such events occurred on March 31, 1996. The IPO, the Exchange for Common Stock, the Senior Notes Retirement and the initial borrowings under the Credit Facility were effected before December 31, 1995 and have been reflected in the Company's historical unaudited condensed consolidated balance sheet as of March 31, 1996.

    Management believes that, on the basis set forth herein, the Pro Forma Statements reflect a reasonable estimate of these transactions based on currently available information. The pro forma financial data are presented for informational purposes only and do not purport to represent what the Company's financial position or actual results of operations would have been had these transactions in fact occurred on the dates assumed or that may result from future operations. The Pro Forma Statements should be read in conjunction with the consolidated financial statements and related notes of the Company appearing elsewhere in this Prospectus.

                       CORT BUSINESS SERVICES CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              HISTORICAL                   ADJUSTMENTS
                                      --------------------------    -------------------------        PRO
                                      THE COMPANY    EVANS RENTS    ACQUISITION      OFFERING       FORMA
                                      -----------    -----------    -----------      --------      -------
Revenue:
  Furniture rental.................     $38,555        $ 7,425         --              --          $45,980
  Furniture sales..................      10,214            457         --              --           10,671
                                      -----------    -----------    -----------      --------      -------
      Total revenue................      48,769          7,882         --              --           56,651
                                      -----------    -----------    -----------      --------      -------

Operating costs and expenses:
  Cost of furniture rental.........       7,438          3,103        $   (22)(1)      --
                                                                       (1,736)(2)      --            8,783
  Cost of furniture sales..........       5,938            312         --              --            6,250
  Amortization of goodwill.........         165         --                 83(3)       --              248
  Selling, general and
    administrative expenses........      28,056          3,267           (148)(4)
                                                                        1,736(2)       --           32,911
                                      -----------    -----------    -----------      --------      -------
      Total costs and expenses.....      41,597          6,682            (87)         --           48,192
                                      -----------    -----------    -----------      --------      -------

      Operating income.............       7,172          1,200             87          --            8,459

Interest expense...................       1,781            830            503(5)
                                                                         (790)(6)     $ (515)(7)     1,809
                                      -----------    -----------    -----------      --------      -------
Income before income taxes.........       5,391            370            374            515         6,650
Income taxes.......................       2,231             48            100(8)
                                                                          183(9)         206(9)      2,768
                                      -----------    -----------    -----------      --------      -------
      Net income...................     $ 3,160        $   322        $    91         $  309       $ 3,882
                                      -----------    -----------    -----------      --------      -------
                                      -----------    -----------    -----------      --------      -------

Earnings per share.................                                                                $  0.29
Weighted average number of shares
used in computation................                                                                 13,331

                            See accompanying notes.

                       CORT BUSINESS SERVICES CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL                   ADJUSTMENTS
                                    --------------------------    --------------------------        PRO
                                    THE COMPANY    EVANS RENTS    ACQUISITION      OFFERINGS       FORMA
                                    -----------    -----------    -----------      ---------      --------
Revenue:
  Furniture rental...............    $ 141,988       $28,691         --               --          $170,679
  Furniture sales................       37,321         1,814         --               --            39,135
                                    -----------    -----------    -----------      ---------      --------
      Total revenue..............      179,309        30,505         --               --           209,814
                                    -----------    -----------    -----------      ---------      --------

Operating costs and expenses:
  Cost of furniture rental.......       27,950        12,865        $   (89)(1)
                                                                     (6,977)(2)       --            33,749
  Cost of furniture sales........       22,203         1,389         --               --            23,592
  Amortization of goodwill.......          662        --                333(3)        --               995
  Selling, general and
    administrative expenses......      101,773        12,864           (862)(4)
                                                                      6,977(2)        --           120,752
                                    -----------    -----------    -----------      ---------      --------
      Total costs and expenses...      152,588        27,118           (618)          --           179,088
                                    -----------    -----------    -----------      ---------      --------

      Operating income...........       26,721         3,387            618           --            30,726

Interest expense, net............       15,917         3,653          2,010(5)      $ (2,060)(7)
                                                                     (3,478)(6)       (8,852)(10)    7,190
                                    -----------    -----------    -----------      ---------      --------
Income (loss) before income
taxes............................       10,804          (266)         2,086           10,912        23,536
Income taxes (benefit)...........        4,586           104           (210)(8)
                                                                        968(9)         4,365(9)      9,813
                                    -----------    -----------    -----------      ---------      --------
      Net income (loss)(11)......    $   6,218       $  (370)       $ 1,328         $  6,547      $ 13,723
                                    -----------    -----------    -----------      ---------      --------
                                    -----------    -----------    -----------      ---------      --------

Earnings per share...............                                                                 $   1.04
Weighted average number of shares
used in computation..............                                                                   13,183

                            See accompanying notes.

 (1) Adjusts Evans Rents' historical depreciation expense on rental property to conform to the Company's depreciation policy after giving effect to the write-down of Evans Rents' rental property to fair market value. See Note
     (1) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

 (2) Reclassifies certain of Evans Rents' cost of furniture rental as selling, general and administrative expenses to conform to the Company's presentation policies.

 (3) Recognizes the amortization expense of goodwill resulting from the acquisition of Evans Rents over a 40-year period.

 (4) Eliminates compensation expense associated with certain management employees of Evans Rents who ceased employment following the acquisition and will not be replaced.

 (5) Reflects increased interest expense related to borrowings under the Credit Facility of $27,725,000, assumed to bear interest at approximately 7.25% (LIBOR + 175 basis points), in connection with the acquisition of Evans Rents.

An interest rate increase of 1/8% would increase pro forma interest expense on the Credit Facility by an aggregate of $9,000 and $35,000 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. This increase in interest expense would decrease pro forma income before taxes by the same amount. There would be no impact on earnings per share.

 (6) Eliminates interest expense associated with the debt of Evans Rents outstanding prior to the acquisition, excluding certain debt associated with Evans Rents' delivery trucks which was assumed by the Company.

 (7) Reflects the reduction of interest expense resulting from the repayment of debt with the net proceeds of the Offering.

 (8) Adjusts Evans Rents' historical income taxes to reflect an assumed tax rate of 40%. Prior to the acquisition, Evans Rents was subject only to alternative minimum tax due to substantial net operating losses. The utilization of such net operating losses by the Company will be limited.

 (9) Recognizes the combined federal and state income tax effect of the net increase in income before income taxes, at an assumed combined tax rate of 40%.

(10) Reflects the reduction of historical interest expense relating to the Exchange for Common Stock and the Senior Notes Retirement both of which occurred contemporaneously with the IPO. In addition, reflects the interest expense related to the assumed average borrowings of $3,800,000 under the Credit Facility assumed to bear interest at approximately 7.25% (LIBOR + 175 basis points), the elimination of amortization of deferred financing fees associated with the Senior Notes Retirement and the additional amortization of deferred financing fees relating to the Credit Facility.

     An interest rate increase of 1/8% would increase pro forma interest expense on the Credit Facility by an aggregate of $5,000 for the year ended December 31, 1995. This increase in interest expense would decrease pro forma income before income taxes by the same amount. There would be no impact on earnings per share.

(11) Net income for the year ended December 31, 1995 is presented before an extraordinary loss of $4,143,000, net of taxes, associated with the Senior Notes Retirement.

                       CORT BUSINESS SERVICES CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                             (DOLLARS IN THOUSANDS)

                                   HISTORICAL
                            -------------------------   ACQUISITION                  OFFERING       PRO
                            THE COMPANY   EVANS RENTS   ADJUSTMENTS   AS ADJUSTED   ADJUSTMENTS    FORMA
                            -----------   -----------   -----------   -----------   -----------   --------
ASSETS:
Cash and cash
equivalents...............      --         $     351        --         $     351        --        $    351
Accounts receivable,
net.......................   $   7,027         2,265        --             9,292        --           9,292
Prepaid expenses..........       3,927            12        --             3,939        --           3,939
Rental furniture, net.....     110,932        17,663     $  (2,400)(1)    126,195       --         126,195
Property, plant and
equipment, net............      32,282         2,288          (300)(1)     34,270       --          34,270
Intangible and other
assets....................      27,483           175        13,341(2)     40,999        --          40,999
                            -----------   -----------   -----------   -----------   -----------   --------
                             $ 181,651     $  22,754     $  10,641     $ 215,046        --        $215,046
                            -----------   -----------   -----------   -----------   -----------   --------
                            -----------   -----------   -----------   -----------   -----------   --------
LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Accounts payable & accrued
expenses..................   $  22,601     $  11,581     $  (9,244)(3)  $  28,738       --        $ 28,738
                                                             3,800(4)
Deferred revenue &
  security deposits.......      12,119         1,531        --            13,650        --          13,650
Credit Facility and
other.....................       8,653         9,529        (8,927)(3)     36,980    $ (28,417)(6)    8,563
                                                            27,725(5)
Senior Notes..............      50,000        --            --            50,000        --          50,000
Convertible Subordinated
Notes.....................      --            15,735       (15,735)(3)     --           --           --
Deferred taxes and
other.....................       9,697        --            (2,600)(7)      7,097       --           7,097
                            -----------   -----------   -----------   -----------   -----------   --------
    Total liabilities.....     103,070        38,376        (4,981)      136,465       (28,417)    108,048

Redeemable Preferred
Stock.....................      --             5,000        (5,000)(8)     --           --           --

Stockholders' equity
(deficit).................      78,581       (20,622)       20,622(8)     78,581        28,417(9)  106,998
                            -----------   -----------   -----------   -----------   -----------   --------
                             $ 181,651     $  22,754     $  10,641     $ 215,046     $       0    $215,046
                            -----------   -----------   -----------   -----------   -----------   --------
                            -----------   -----------   -----------   -----------   -----------   --------

- ------------

(1) Adjusts the historical cost of Evans Rents' rental property and certain equipment to fair market value based on preliminary studies.

(2) Reflects the increase in goodwill associated with the acquisition of Evans Rents.

(3) Eliminates debt and related accrued interest of Evans Rents not assumed by the Company.

(4) Reflects reserves established to cover certain one-time costs associated with the closure of duplicate Evans Rents facilities ($3,350,000) and the termination of the employment of certain members of Evans Rents' management who will not be replaced ($450,000).

(5) Reflects additional borrowings under the Credit Facility for the acquisition of Evans Rents and related transaction costs.

(6) Reflects the repayment of debt from the net proceeds of the Offering.

(7) Adjusts deferred taxes to reflect the acquisition of Evans Rents.

(8) Eliminates Evans Rents' historical redeemable preferred stock and stockholders' deficit.

(9) Reflects the estimated proceeds from the Offering of $30,600,000, net of $2,183,000 in underwriting discounts and commissions and other fees.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth the selected historical financial data of the Company since its formation and acquisition of CFR on March 31, 1993, and the selected historical financial data of CFR prior to the acquisition by the Company. The financial data of the Company as of and for the nine months ended December 31, 1993 and as of and for the years ended December 31, 1994 and 1995 have been derived from the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP. The financial data of CFR as of and for the years ended December 31, 1991 and 1992, and for the three months ended March 31, 1993 have been derived from the financial statements of CFR which have been audited by KPMG Peat Marwick LLP. The combined financial data for the year ended December 31, 1993 represent CFR information for the three months ended March 31, 1993 combined with information for the Company for the nine months ended December 31, 1993. The financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of management of the Company, such unaudited condensed consolidated financial statements include all adjustments necessary for a fair presentation of the financial position and the results of operations as of and for such periods. The selected historical financial data should be read in conjunction with the Company's and CFR's financial statements and notes thereto included elsewhere in this Prospectus. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996.

                       CORT BUSINESS SERVICES CORPORATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              THE COMPANY
                                                                    ---------------------------------------------------------------
                                          PREDECESSOR(1)                                          YEAR ENDED
                                  -------------------------------                                DECEMBER 31,               THREE
                                                          THREE                       ----------------------------------    MONTHS
                                                         MONTHS       NINE MONTHS                                           ENDED
                                      YEAR ENDED          ENDED          ENDED        COMBINED                              MARCH
                                     DECEMBER 31,       MARCH 31,   DECEMBER 31,(2)    (2)(3)          HISTORICAL            31,
                                  -------------------   ---------   ---------------   --------   -----------------------   --------
                                    1991       1992       1993           1993           1993        1994         1995        1995
                                  --------   --------   ---------   ---------------   --------   ----------   ----------   --------
STATEMENT OF OPERATIONS DATA:
 Furniture rental revenue.......  $ 84,213   $ 83,351   $  21,497      $  79,002      $100,499    $ 130,026    $ 141,988   $ 33,815
 Furniture sales revenue........    22,358     23,109       6,228         21,846        28,074       34,534       37,321     10,316
                                  --------   --------   ---------        -------      --------   ----------   ----------   --------
      Total revenue.............   106,571    106,460      27,725        100,848       128,573      164,560      179,309     44,131
 Furniture rental gross
profit..........................    68,481     68,555      17,451         63,318        80,769      104,255      114,038     27,328
 Furniture sales gross profit...     9,318      9,633       2,548          8,716        11,264       13,885       15,118      4,113
                                  --------   --------   ---------        -------      --------   ----------   ----------   --------
      Total gross profit........    77,799     78,188      19,999         72,034        92,033      118,140      129,156     31,441
 Selling, general and
   administrative expenses(4)...    68,345     74,671      16,779         58,990        75,769       95,526      102,435     25,189
                                  --------   --------   ---------        -------      --------   ----------   ----------   --------
 Operating earnings(5)..........     9,454      3,517       3,220         13,044        16,264       22,614       26,721      6,252
 Interest expense(6)............    18,618     10,979         879          8,941         9,820       16,246       15,917      4,145
                                  --------   --------   ---------        -------      --------   ----------   ----------   --------
 Income (loss) before taxes and
extraordinary loss..............    (9,164)    (7,462)      2,341          4,103         6,444        6,368       10,804      2,107
 Income (loss) before
extraordinary loss..............    (8,710)    (6,862)      1,976          2,313         4,289        3,546        6,218      1,195
 Extraordinary loss from early
   retirement of debt(7)........        --         --          --             --            --           --        4,143         --
 Net income (loss)..............    (8,710)    (6,862)      1,976          2,313         4,289        3,546        2,075      1,195

PER SHARE DATA:
 Earnings per share before
   extraordinary loss...........                                                                  $    0.81    $    1.08   $   0.25
 Extraordinary loss per share...                                                                         --         0.53         --
                                                                                                 ----------   ----------   --------
 Earnings per share.............                                                                  $    0.81    $    0.55   $   0.25
                                                                                                 ----------   ----------   --------
                                                                                                 ----------   ----------   --------
 Weighted average number of
   shares used in
   computation(8)...............                                                                      7,049        7,759      7,239

                                  AS OF DECEMBER 31,                                          AS OF DECEMBER 31,
                                  -------------------                                 ----------------------------------
                                    1991       1992                                     1993        1994         1995
                                  --------   --------                                 --------   ----------   ----------
BALANCE SHEET DATA:
 Total assets...................  $157,988   $154,262                                 $169,777    $ 178,275    $ 173,722
 Total debt.....................   145,513    147,948                                  120,269      123,645       53,800
 Cumulative Redeemable Preferred
Stock...........................     1,253      --                                       --          --           --
 Stockholders' equity
(deficit).......................   (11,659)   (17,268)                                   3,341        6,963       75,421

                                    1996
                                  ---------
STATEMENT OF OPERATIONS DATA:
 Furniture rental revenue.......  $  38,555
 Furniture sales revenue........     10,214
                                  ---------
      Total revenue.............     48,769
 Furniture rental gross
profit..........................     31,117
 Furniture sales gross profit...      4,276
                                  ---------
      Total gross profit........     35,393
 Selling, general and
   administrative expenses(4)...     28,221
                                  ---------
 Operating earnings(5)..........      7,172
 Interest expense(6)............      1,781
                                  ---------
 Income (loss) before taxes and
extraordinary loss..............      5,391
 Income (loss) before
extraordinary loss..............      3,160
 Extraordinary loss from early
   retirement of debt(7)........         --
 Net income (loss)..............      3,160
PER SHARE DATA:
 Earnings per share before
   extraordinary loss...........  $    0.27
 Extraordinary loss per share...         --
                                  ---------
 Earnings per share.............  $    0.27
                                  ---------
                                  ---------
 Weighted average number of
   shares used in
   computation(8)...............     11,631
                                    AS OF
                                  MARCH 31,
                                  ---------
                                    1996
                                  ---------
BALANCE SHEET DATA:
 Total assets...................  $ 181,651
 Total debt.....................     58,653
 Cumulative Redeemable Preferred
Stock...........................     --
 Stockholders' equity
(deficit).......................     78,581

- ------------

(1) Represents CFR prior to its acquisition by the Company on March 31, 1993. The Company was formed in March 1993 for the purpose of acquiring all of the outstanding stock of CFR.

(2) Income statement data for the nine months ended and combined year ended December 31, 1993 include the results of operations of General Furniture Leasing for the four months ended December 31, 1993. The September 1, 1993 acquisition of General Furniture was accounted for as a purchase business combination. Revenue of General Furniture Leasing for the four months ended December 31, 1993 was $13,438,000.

(3) Data for the combined year ended December 31, 1993 represent CFR information for the three months ended March 31, 1993 combined with information of the Company for the nine months ended December 31, 1993.

(4) Selling, general and administrative expenses include employee, delivery and advertising expenses, occupancy, utilities and nonrental depreciation expenses, other operating expenses and amortization of goodwill.

(5) Operating earnings for 1992 include $1,149,000 of severance and relocation costs resulting from the promotion of a new senior management team. Operating earnings for 1991 and 1992 include $3,779,000 and $8,877,000, respectively, relating to the discontinuation of the development of a computer system. Management of the Company believes that these charges are non-recurring in nature. Adjusted for these non-recurring expenses, operating earnings would have been $13,233,000 and $13,543,000 for the years ended December 31, 1991 and 1992, respectively.

(6) Interest expense in 1992 and for the three months ended March 31, 1993 reflects the impact of a restructuring of CFR on June 30, 1992. Interest expense for the six months ended December 31, 1992 and the three months ended March 31, 1993 was recognized at an effective rate of 1.8% as a result of applying the accounting principles of a troubled debt restructuring.

(7) For the year ended December 31, 1995, the extraordinary loss relates to the early retirement of $50,000,000 principal amount of CFR's 12% Senior Notes.

(8) The computation of earnings per share for 1994 and 1995 assumes that the Exchange for Common Stock and the reduction in the related historical interest expense occurred as of January 1, 1994. See Note 2 of CORT's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Certain information set forth or incorporated by reference herein contains forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain factors as discussed in "Risk Factors" could cause actual results to differ materially from those in the forward-looking statements.

    The following information should be read together with the consolidated financial statements and notes thereto appearing elsewhere herein (dollars in thousands except per share data).

RESULTS OF OPERATIONS

    CORT Business Services Corporation was formed on March 29, 1993 and contemporaneously acquired all of the stock of CORT Furniture Rental Corporation in a business combination accounted for using the purchase method. The Company is a holding company with no independent operations and no material assets other than its investment in CFR. The following analysis compares the results of operations of the Company for the three months ended March 31, 1996 and 1995, for the years ended December 31, 1995 and 1994, and for the year ended December 31, 1994 and the combined results of operations of the Company for the nine months ended December 31, 1993 and of CFR for the three months ended March 31, 1993. The following table sets forth, for the period indicated, certain income statement data as a percentage of total revenue, unless otherwise indicated.

                                                                                             THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                                                ----------------------------------      ----------------------
                                                 1993         1994          1995          1995          1996
                                                ------      --------      --------      --------      --------
Revenue
  Rental revenue............................      78.2%         79.0%         79.2%         76.6%         79.1%
  Sales revenue.............................      21.8          21.0          20.8          23.4          20.9
                                                ------      --------      --------      --------      --------
    Total revenue...........................     100.0         100.0         100.0         100.0         100.0

Cost of rental(1)...........................      19.6          19.8          19.7          19.2          19.3
Cost of sales(1)............................      59.9          59.8          59.5          60.1          58.1

Gross margin................................      71.6          71.8          72.0          71.2          72.6
Selling, general and administrative
expenses....................................      58.9          58.0          57.1          57.1          57.9
                                                ------      --------      --------      --------      --------
Operating earnings..........................      12.6          13.7          14.9          14.2          14.7

Interest....................................       7.6           9.9           8.9           9.4           3.6
Income taxes................................       1.7           1.7           2.6           2.1           4.6
                                                ------      --------      --------      --------      --------
Income before extraordinary loss............       3.3%          2.2%          3.4%          2.7%          6.5%
Net income..................................       3.3%          2.2%          1.2%          2.7%          6.5%

- ------------
(1) Cost of rental is calculated as a percentage of rental revenue. Cost of sales is calculated as a percentage of sales revenue.

  Components of Operating Earnings

    Revenue. Substantially all of the Company's revenue is derived from base rent and fees from its outstanding furniture leases and from the sale of rental furniture. Rental revenue is recognized in the month in which it is due. Furniture sales revenue is recognized in the month of furniture delivery.

    Cost of Furniture Rental. The primary component of cost of furniture rental is depreciation of rental furniture which is a noncash charge included in the statements of cash flows as a component of cash provided by operating activities. The Company depreciates most of its rental furniture on a declining-balance method over five years, with an estimated salvage value of 40% of original cost, the remainder (approximately one-third) is depreciated on a straight line basis over six years with an estimated salvage value of 25%. The Company also records the book value of other disposals, primarily inventory shrinkage, as a component of the cost of furniture rental revenue.

    Cost of Furniture Sales. When furniture is sold, the depreciated book value of such furniture is recorded as cost of furniture sales and is also included in the statements of cash flows as a component of cash provided by operating activities.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses include employee, delivery and advertising expenses, occupancy, utilities and nonrental depreciation expenses, other operating expenses and amortization of goodwill.

  Three Months Ended March 31, 1996 as Compared to Three Months Ended March 31, 1995

    Revenue. Total revenue increased 10.5% to $48,769 for the three months ended March 31, 1996 from $44,131 for the three months ended March 31, 1995. Furniture rental revenue for the three months ended March 31, 1996 was $38,555, a 14.0% increase from $33,815 for the three months ended March 31, 1995. The increase reflects growth in the number of leases as well as revenue per lease. Furniture sales decreased 1.0% to $10,214 for the three months ended March 31, 1996. Excluding the impact of an unusually large corporate sale in the first quarter of 1995, furniture sales would have shown an increase of 14.8%.

    Operating Costs and Expenses. Cost of furniture rental has increased from 19.2% of furniture rental revenue in 1995 to 19.3% of furniture rental revenue in 1996. This increase is due to the impact of start-up operations in four new markets. Cost of furniture sales decreased from 60.1% of furniture sales revenue in 1995 to 58.1% in 1996. The cost of furniture sales for 1995 included the large corporate sale which had a reduced margin.

    Selling, general and administrative expenses totaled $28,221 or 57.9% of total revenue for the quarter ended March 31, 1996 as compared to $25,189 or 57.1% in 1995. The increase for the first quarter of 1996, which was expected, reflects the costs associated with the start-up districts. Without the start-up districts, selling, general and administrative expenses would have been 57.0% of total revenue.

    Operating Earnings. As a result of the changes in revenue, operating costs and expenses discussed above, operating earnings were $7,172 or 14.7% of total revenue in the first quarter of 1996 compared to $6,252 or 14.2% of total revenue in the first quarter of 1995.

    Interest Expense. Interest expense decreased to $1,781 in 1996 from $4,145 in 1995. The decrease is a result of the early retirement of $50,000 of CFR's Senior Notes and the exchange of all of the Company's and CFR's subordinated debentures for Common Stock, both of which occurred in the fourth quarter of 1995.

    Furniture Purchases. Furniture purchases totaled $18,647 in the three months ended March 31, 1996, an increase of 24.6% from the $14,968 purchased in the three months ended March 31, 1995. The increase supports the growth in furniture rental revenue and replenishes furniture which has been sold or disposed of, while still reducing idle inventory.

  Year Ended December 31, 1995 as Compared to Year Ended December 31, 1994

    Impact of Initial Public Offering and Early Debt Retirement. Due to the proximity of the Company's initial public offering and related debt retirement transactions to December 31, 1995, management believes that pro forma income before extraordinary loss and related per share data provide a more meaningful comparison than historical results. Therefore, pro forma income before extraordinary loss has been adjusted to reflect the impact of the initial public offering and related debt retirement transactions as if they occurred at the beginning of 1994. Pro forma income excludes $4,143, net of tax, associated with the early retirement of debt and also excludes interest associated with the

Company's and CFR's subordinated debentures and $50,000 of CFR's Senior Notes. Pro forma earnings per common share before extraordinary loss have been calculated using 11,608,000 shares, the actual number of common and common stock equivalents outstanding as of December 31, 1995 on a fully diluted basis. Given the above adjustments, pro forma income before extraordinary loss for the year ended December 31, 1995 was $11,529, or $0.99 per share compared to $9,067, or $0.78 per share.

    Revenue. Total revenue increased 9.0% to $179,309 in 1995 from $164,560 in 1994. Furniture rental revenue for the year was $141,988, an increase of 9.2% from $130,026 in 1994. This increase reflects an average increase of 9.6% in base rent as well as an average of 3.1% growth in the number of leases. Furniture sales increased 8.1% in 1995 to $37,321 from $34,534 in 1994. Excluding the impact of an unusually large corporate sale in the first quarter of 1995, furniture sales would have shown an increase of 5.2%.

    Gross Profit. Gross profit margin on total revenue increased to 72.0% for the year ended December 31, 1995 from 71.8% for the year ended December 31, 1994. The gross profit margin on furniture rental revenue increased to 80.3% in 1995 from 80.2% in 1994. Gross profit margin on furniture sales revenue increased to 40.5% in 1995 from 40.2% in 1994.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $102,435 or 57.1% of total revenue in 1995 as compared to $95,526 or 58.0% of total revenue in 1994. This percentage decrease is primarily attributed to revenue increasing faster than occupancy expenses.

    Operating Earnings. As a result of the changes in revenue, gross margin and selling, general and administrative expenses discussed above, operating earnings increased to $26,721, or 14.9% of total revenue in 1995 from $22,614, or 13.7% of total revenue in 1994.

    Interest Expense. Interest expense decreased to $15,917 in 1995 from $16,246 in 1994. The decrease is related to the early retirement of $50,000 in aggregate principal amount of CFR's Senior Notes, as well as the exchange of the Company's and CFR's subordinated debentures for Common Stock, both of which occurred in the last quarter of 1995.

    Extraordinary Loss. As a result of the early retirement of CFR's Senior Notes and the termination of CFR's prior revolving credit facility, the Company recognized a loss of $4,143, net of taxes, which has been reflected in the Company's consolidated statement of operations as an extraordinary loss for the year ended December 31, 1995. The extraordinary loss includes $4,600 of premiums on the Senior Notes retirement, the write off of $1,907 of deferred financing fees and $398 of other associated costs.

    Furniture Purchases. Furniture purchases totaled $54,153 in 1995, an increase of 25.3% over total purchases of $43,233 in 1994. Of this increase, $1,072 or 2.5% represents furniture acquired in connection with small portfolio acquisitions. The remaining increase supports the increase in furniture rental revenue and replenishes furniture which has been sold or disposed of while still reducing idle inventory.

  Year Ended December 31, 1994 as Compared to Combined Year Ended December 31, 1993

    Impact of General Furniture Acquisition. In September 1993, the Company made the significant acquisition of General Furniture. As a result, the financial information reported for the years ended December 31, 1994 and combined December 31, 1993 is not comparable. The Company's revenue growth and operating earnings, on a pro forma basis after giving effect to the acquisition, should be evaluated in light of the changes made subsequent to the acquisition, which include the consolidation of certain underperforming operations and the realization of certain operating efficiencies.

    Revenue. Total revenue increased 28.0% to $164,560 in 1994 from $128,573 in 1993. However, the 1993 reported revenue includes only 4 months of General Furniture. On a pro forma basis for 1993, after giving effect to the acquisition of General Furniture, revenue was $156,166 as compared to 1994 revenue of $164,560, an increase of 5.4%. Furniture rental revenue for the year was $130,026, an increase of 29.4% from $100,499 in 1993. On a pro forma basis for 1993, after giving effect to the acquisition of General Furniture, furniture rental revenue was $121,761 and comparatively 1994 furniture rental revenue was $130,026, an increase of 6.8%. This increase is attributed to an improved economy and a strong focus on the office market which increased 12.5%. Furniture sales increased 23.0% in 1994 to $34,534 from $28,074 in 1993. On a pro forma basis for 1993, furniture sales were $34,405 and comparatively, 1994 furniture sales increased 0.4%.

    Gross Profit. Gross profit margin on total revenue increased to 71.8% for the year ended December 31, 1994 from 71.6% for the year ended December 31, 1993. However, the 1993 reported margin includes only four months of General Furniture operations. On a pro forma basis for 1993, gross profit margin on total revenue increased to 71.8% from 70.5%. The gross profit margin on furniture rental revenue decreased from 80.4% in 1993 to 80.2% in 1994. On a pro forma basis, the gross profit margin on furniture rental revenue increased from 79.6% for the combined operations for the full year 1993 to 80.2% in 1994. This increase is attributed to improvements in underperforming business locations, improvements from the integration of General Furniture into operations and the increased revenue from the office segment which is typically more profitable to the Company. Gross profit margin on furniture sales revenue increased to 40.2% in 1994 from 40.1% in 1993. On a pro forma basis, the gross profit margin on furniture sales revenue increased from 38.1% in 1993 to 40.2% in 1994. This increase is also attributed to the improvements in underperforming business locations and improvements from the integration of General Furniture into operations.

    Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $95,526 or 58.0% of total revenue in 1994 as compared to $75,769 or 58.9% of total revenue in 1993. On a pro forma basis, selling, general and administrative expenses totaled $90,712, or 58.1% of total revenue for 1993. The decrease as a percentage of total revenue in selling, general and administrative expenses is attributed to the synergies of the General Furniture acquisition.

    Operating Earnings. As a result of the changes in revenue, gross margin and selling, general and administrative expenses discussed above, operating earnings increased to $22,614, or 13.7% of total revenue in 1994 from $16,264, or 12.6% of total revenue in 1993. On a pro forma basis, operating earnings increased to $22,614 or 13.7% of total revenue in 1994 from $19,325 or 12.4% of total revenue in 1993.

    Interest Expense. Interest expense increased to $16,246 in 1994 from $9,820 in 1993. The increase is directly related to the increase in the Company's outstanding debt and interest rates from the issuance of CFR's Senior Notes in September 1993.

    Furniture Purchases. Furniture purchases totaled $43,233 in 1994, an increase of 15.6% over total purchases of $37,408 in 1993. On a pro forma basis, furniture purchases totaled $41,441 for 1993, an increase of 4.3%. The increase in purchases was necessary to provide for the 5.4% increase, on a pro forma basis, in total revenue in 1994 while decreasing idle inventory.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary capital requirements are for purchases of rental furniture (including new furniture purchases and lease portfolio acquisitions) and debt service. The Company purchases furniture throughout each year to replace furniture which has been sold and to maintain adequate levels of rental furniture to meet existing and new customer needs. Furniture purchases were $37,408, $43,233, and $54,153 in 1993, 1994, and 1995, respectively and $14,968 and $18,647 for the first three months of 1995 and 1996, respectively. As the Company's growth strategies continue to be implemented, furniture purchases are expected to increase.

    The Company's other capital requirements consist of purchases of property, plant and equipment, including warehouse and showroom improvements, office equipment, trucks and computer hardware and standard programming enhancements necessary for installation of the new management information system in additional districts. Net purchases of property, plant and equipment were $1,818, $2,780, and $4,108 in 1993, 1994, and 1995, respectively and $1,115 and $1,959 for the first three months of 1995 and 1996, respectively.

    During 1993, 1994, 1995 and for the three months ended March 31, 1996, net cash provided by operations was $43,460, $52,019, $55,563 and $15,374, respectively. During 1993, 1994, 1995 and for the three months ended March 31, 1996, net cash used in investing activities was $98,981, $46,645, $54,237 and $20,606, respectively, consisting primarily of purchases of rental furniture. In 1993, $27,500 was used to acquire CFR and $28,863 was used to acquire General Furniture. During 1993, 1994, 1995 and for the three months ended March 31, 1996, net cash provided (used) by financing activities was $58,917, ($329), ($14,108) and $4,853, respectively. In 1993, $96,667 was provided by CFR's Senior Notes offering which was used to pay off $67,927 in existing debt, and to finance the acquisition of General Furniture. In addition, the initial investors provided $1,000 in equity and $26,500 in debentures in conjunction with the initial capitalization of the Company. In 1995, $36,995 was provided by the initial public offering, net of expenses, which was used along with other cash resources to pay off $50,000 of CFR's Senior Notes.

    CFR entered into the Credit Facility concurrently with the consummation of the initial public offering of the Company. The Credit Facility, amended as of May 24, 1996, now provides a $70,000 line of credit, subject to certain borrowing base restrictions, to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. The Credit Facility expires on November 21, 1998. Borrowings under the Credit Facility bear interest at a fluctuating rate based on, at the Company's option, either the lead lender's base rate or the London Interbank Offer Rate (LIBOR). The average interest rate paid by CFR during 1995 on the Credit Facility was 7.9%. A commitment fee calculated based upon the unused portion of the Credit Facility is payable quarterly in arrears. The Company had $8,600 outstanding under the Credit Facility at March 31, 1996. The Company borrowed an additional $27,725 on April 24, 1996 to finance the acquisition of Evans Rents and related fees and expenses.

    The net proceeds from the initial public offering of the Company, together with available cash and borrowings of $4,800 under the Credit Facility were used to retire $50,000 in aggregate principal amount of CFR's Senior Notes. The Company is required to make annual interest payments on the remaining $50,000 in aggregate principal amount of the Senior Notes outstanding totalling $6,000 annually, payable on March 1 and September 1, in arrears. The Company will not be required to make principal repayments on the Senior Notes until maturity in September 2000.

    The Credit Facility and indenture governing the Senior Notes restrict the ability of CFR to make advances and pay dividends to the Company.

    The Company believes that future cash flows from operations, together with the borrowings available under the Credit Facility will provide the Company with sufficient liquidity and financial resources to finance its growth and satisfy its working capital requirements through the term of the Credit Facility. The Company may not be able to generate sufficient cash flows from operations to pay the entire principal amount of the remaining $50,000 of Senior Notes when due in September 2000. In such event, the Company intends to refinance such amount primarily through additional equity offerings or alternative forms of debt financing. However, there can be no assurance that the Company will be able to obtain financing on acceptable terms.

    The IRS has examined the Federal income tax returns of CFR for the years 1989 through June 30, 1992. In connection with that examination, the IRS has proposed adjustments for each year related to methods of depreciation and cost recovery used by CFR. In addition, the IRS has notified CFR of proposed changes with regard to legal and other fees previously deducted. If successfully asserted by the IRS, the proposed adjustments would result in approximately $21 million of additional tax liability, including accrued interest through March 31, 1996. The Company, however, has agreed in principle with the IRS appeals officer handling the administrative appeal of the examination on a settlement of the proposed adjustments. The settlement agreed to in principle will not result in any additional financial statement tax expenses, as the Company's reserves included in deferred income taxes are adequate to cover such expenses, and will not require the Company to alter its methods of depreciation or cost recovery period. The Company will be required to make a payment to the IRS and certain state jurisdictions for income and franchise tax purposes. The total amount of the proposed settlement is approximately $3.0 million (including interest through March 31, 1996) of which the Company made an initial deposit of approximately $925,000 in February 1996. This agreement is only an agreement in principle, and thus could change. The tentative settlement will become effective only upon approval by the proper IRS personnel and execution of definitive settlement documentation. Upon final IRS approval, the Company will make the remaining required payment from either cash on hand or borrowings under the Credit Facility.

    The IRS has also proposed the disallowance of certain deductions taken by Fairwood Corporation for a consolidated tax group of which CFR was previously a member ("Former Group") through the year ended December 31, 1988 and subsequent years. The IRS challenge includes the assertion that certain interest deductions taken by the Former Group should be recharacterized as non-deductible dividend distributions and that deductions for certain expenses related to the acquisition of Mohasco Corporation (now Consolidated Furniture Corporation), CFR's former shareholder, be disallowed. Under IRS regulations, the Company and each other member of the Former Group is severally liable for the full amount of any Federal income tax liability of the Former Group while CFR was a member of the Former Group, which could be as much as approximately $29 million for such periods (including interest through March 31, 1996). Under the agreement of sale for CFR, Consolidated Furniture Corporation agreed to indemnify the Company in full for any consolidated tax liability of the Former Group for the years during which CFR was a member of the Former Group. In addition, the Company may have rights of contribution against other members of the Former Group if the Company were required to pay more than its equitable share of any consolidated tax liability. Although Fairwood Corporation has stated that it believes the IRS's position with respect to those proposed disallowances is unjustified and is contesting the matter vigorously, neither the Company nor Fairwood Corporation can predict a successful resolution to the IRS examination. No assurance can be given that, if Consolidated Furniture Corporation becomes liable for Federal income tax as a result of the examination, and if the IRS were to collect any resulting tax directly from CFR, that CFR would be able to recover all or part of the deficiency from Consolidated Furniture Corporation under its indemnity or from other members of the Former Group under rights of contribution. No reserves are included in the Company's financial statements with respect to potential tax liabilities of the Former Group. There can be no assurance, however, that the Company's ultimate liability with respect to periods during which CFR was a member of the Former Group will not result in a material impact on the Company's financial condition or results of operations.

INFLATION AND GENERAL ECONOMIC CONDITIONS

    Historically, the Company has been able to offset increases in furniture prices with increases in rental rates. Management believes that increases in new furniture prices have averaged less than the overall inflation rate over the last five years. In periods of high inflation, the Company has historically achieved higher margins on its clearance center sales. A sustained recession with little or no new job growth may have a material adverse effect on the Company's future opportunities for sustained growth.

                                    BUSINESS

OVERVIEW

    The Company is the leading national provider of rental furniture, accessories and related services in the growing and fragmented "rent-to-rent" segment of the furniture rental industry. The "rent-to-rent" segment serves both corporate and individual customers who desire flexibility to meet their temporary and transitional needs. The Company focuses on corporate customers by offering office and residential furniture and related accessories through a direct sales force of approximately 580 salespeople and a network of 104 showrooms in 29 states and the District of Columbia. The Company believes that approximately 80% of its rental revenue is derived from its corporate customers, while the remainder is derived principally from rentals to middle- and upper-income level individuals. Management believes that the Company's focus on corporate and upper-income individual customers allows it to maintain a high-quality lease portfolio, which contributes to generally higher operating margins than those of its competitors. The Company maintains the showroom quality condition of its merchandise available for rent by selling its previously rented merchandise through a network of 65 company-operated clearance centers, thereby enabling the Company to regularly update its inventory with new styles and new merchandise. Sales of furniture through clearance centers, at prices which for the last five years have averaged 110% of the furniture's original cost, allow the Company to maximize the residual value of its rental merchandise. Furniture sales through clearance centers and other sales accounted for approximately 21% of the Company's total 1995 revenue.

    As the industry leader and the only "rent-to-rent" furniture rental company with a national presence, CORT is well-positioned to take advantage of growing demand for furniture rental services. This demand is believed to be driven by continued growth in management and professional employment, the increasing importance to American business of flexibility and outsourcing and the impact of a more mobile and transitory population. The Company is called upon to meet business-related furniture rental service needs by a corporate customer base which includes Fortune 500 companies, small businesses and professionals, and owners and operators of apartment communities.

    According to industry estimates, revenues of the "rent-to-rent" furniture rental industry in 1994 were in excess of $650 million. A significant portion of these revenues is generated by single-location and small regional businesses which present attractive consolidation opportunities for the larger "rent-to-rent" furniture rental companies such as CORT. Since the beginning of 1992, the Company has acquired two of its significant competitors, General Furniture and Evans Rents, and has completed and successfully integrated 13 small lease portfolio acquisitions. Management believes that CORT is well-positioned to continue capitalizing on the consolidation trend in the "rent-to-rent" furniture rental industry due to its national presence, leading market share and financial capacity.

    The Company's total revenue increased 19.0% on an annual basis, from $106.5 million in 1992 to $179.3 million in 1995, as a result of the acquisition of General Furniture, small lease portfolio acquisitions and new showroom openings, as well as growth in existing operations. Operating earnings increased 25.5% on an annual basis from $13.5 million in 1992, excluding non-recurring charges of $10.0 million, to $26.7 million in 1995. Total revenue and operating earnings were $48.8 million and $7.2 million, respectively, in the first three months of 1996, representing an increase of 10.5% in revenue and 14.7% in operating earnings as compared to the same period in 1995.

BUSINESS STRATEGY

    Management believes that CORT's size, national presence, consistently high-level customer service, product quality and broad product selection, depth of management and efficient clearance centers have been key contributors to the Company's success. The Company's objective is to build on these fundamentals and increase further its revenue and operating earnings and expand its margins by continuing to pursue its growth strategy. The key components of this strategy are (i) making selective acquisitions; (ii) initiating operations in new markets and adding showrooms in existing markets utilizing the CORT Furniture Rental and General Furniture Leasing operating formats; (iii) expanding its corporate customer base with an emphasis on the rental of high-margin office furniture products; and (iv) continuing to invest in the development of new products and services.

  Acquisitions

    The primary focus of the Company's growth strategy has been and will continue to be the selective acquisition of small lease portfolios and regional companies in new and existing markets. Since the beginning of 1992, the Company has completed 13 small lease portfolio acquisitions and is currently negotiating another portfolio acquisition. In a typical lease portfolio acquisition, the Company acquires existing leases and rental furniture. Additionally, the Company may also retain sales personnel with strong local customer relationships. The Company generally does not acquire showrooms, distribution facilities or clearance centers in existing markets. However, in new markets, the Company may choose to retain such real estate. The Company also believes that there are a select number of opportunities to acquire larger regional companies in order to enter new markets and increase its market share in existing markets. For example, the Company has acquired two larger regional companies: General Furniture in September 1993, which had total revenues of approximately $41.5 million for fiscal year 1992, and Evans Rents in April 1996, which had total revenues of approximately $30.5 million for fiscal year 1995. The acquisition of General Furniture provided CORT with immediate access to new market areas, additional critical mass in CORT's existing markets and an alternative operating strategy targeted at a different segment of the "rent-to-rent" furniture market. Evans Rents provides CORT with additional critical mass in the greater Los Angeles and San Francisco areas, increases the percentage of rental revenue derived from the rental of higher-margin office furniture products and contributes additional expertise in the supply of furniture for conventions.

  New Markets and Additional Showrooms

    The Company continues to expand the number of showrooms within its existing markets as well as initiate new operations, including showrooms, distribution facilities and clearance centers, in strategically identified geographic locations where it currently does not conduct business and where attractive acquisition opportunities do not exist. By increasing the number of showrooms associated with existing distribution facilities and clearance centers, the Company is able to distribute its real estate, personnel and other fixed costs over a larger revenue base. Since the beginning of 1995, CORT has begun operations in four new metropolitan markets.

    The Company operates under the CORT Furniture Rental and General Furniture Leasing tradenames. Furniture showrooms operated under the General Furniture Leasing tradename are typically targeted at smaller markets and offer lower price-point furniture rentals. The different formats and cost structures of the CORT Furniture Rental and General Furniture Leasing operations provide the Company with the capability to maximize expansion opportunities in markets of various sizes.

  Expanded Corporate Customer Base

    The Company seeks to increase its corporate customer base in order to capitalize on the longer lease terms, higher average lease amounts and multiple lease transactions associated with corporate customers. In addition, corporate customers more frequently enter into higher-margin office furniture leases. The Company intends to grow revenue by increasing its corporate customer base through expanded emphasis on national accounts, further development of sales personnel with business-to-business sales experience and continued advertising. The Company intends to increase awareness among its sales force of the benefits and breadth of its office product offerings through expanded training programs and to focus the efforts of its sales force on these products by increased incentive compensation for office product rentals.

  New Product and Service Development

    The Company continues to invest in the development of new products and services. Products and services currently under development include the rental of houseware amenity packages, interior design services and furniture for model homes and the supply of furniture for conventions. Management believes that the gradual introduction of new products and services allows the Company to experiment with such products and services at a relatively low initial cost. See "--Products--New Products."

ACQUISITION OF EVANS RENTS

    In April 1996, the Company acquired Evans Rents, a "rent-to-rent" furniture rental company located exclusively in California, for a purchase price of approximately $27 million. Prior to the acquisition, Evans Rents operated 17 showrooms primarily in the greater Los Angeles and San Francisco areas. Management believes that Evans Rents, using an operating format similar to that of CORT Furniture Rental, derives its rental revenue from a comparable customer base, while generating a higher percentage of revenue from rentals of office furniture products. Evans Rents' total 1995 revenues were approximately $30.5 million.

    As the Company integrates Evans Rents into its West Coast region, operating margins are expected to benefit from the Company's ability to better leverage its fixed costs and infrastructure over a larger revenue base. The Company expects to reduce operating expenses by closing 12 duplicate showrooms.

THE "RENT-TO-RENT" INDUSTRY

    The "rent-to-rent" segment of the furniture rental industry serves both corporate and individual customers who generally have immediate, temporary needs for office or residential merchandise but who typically do not seek to own such merchandise. Office product customers range from large corporations who desire flexibility to meet their temporary and transitional needs, to small businesses and professionals who require office furnishings but seek to conserve capital. Residential product customers include corporations seeking to provide furnishings for corporate employees who have been relocated or who are on temporary assignment, apartment community managers seeking to provide furnished apartments and individual residents seeking to rent merchandise for their own homes and apartments.

    According to industry estimates, the "rent-to-rent" furniture rental industry generated in excess of $650 million of revenue in 1994. The demand for rental products is believed to be driven by continued growth in management and professional employment levels, the changing trends in American business towards flexibility and outsourcing and the impact of a more mobile and transitory population. The industry is highly competitive and consolidating with many participants operating single locations and small regional businesses. See "--Competition."

    The "rent-to-rent" business is differentiated from the "rent-to-own" business primarily by the terms of the rental arrangements and the type of customer served. "Rent-to-rent" customers generally desire high quality furniture to meet temporary needs, have established credit, and pay on a monthly basis. Typically, these customers do not seek to acquire the property rented. In the typical "rent-to-rent" transaction, the customer agrees to rent merchandise for three to six months, subject to extension by the customer on a month-to-month basis. By contrast, "rent-to-own" arrangements are generally made by customers without established credit whose objective is to acquire ownership of the property. "Rent-to-own" arrangements are typically entered into on a month-to-month basis and require weekly rental payments.

PRODUCTS

    The Company rents a full line of furniture and accessories throughout the United States for office and residential purposes. The Company classifies its furniture leases based on the type of furniture leased and the expected use of the furniture.

  Office Products

    In order to capitalize on the significant profit potential available from the longer average rental periods and the higher average monthly rent for office products, the Company's strategy is to emphasize office furniture rentals. The Company offers a full range of office, conference room and reception area furniture, including desks, chairs, tables, credenzas, panel systems and accessories. In order to promote longer office lease terms, the Company leases furniture to its corporate customers at rates that reflect a premium on leases that are less than six months and a discount on leases of more than six months.

    The Company's office furniture customers consist primarily of large companies that desire flexibility to satisfy temporary and transitional needs and small or start-up businesses that have immediate and changing furniture requirements but seek to minimize capital outlay. The Company emphasizes its ability to outfit an entire office with high quality furniture in two business days, as well as its ability to provide consistent customer service and product quality nationwide.

  Residential Products

    The Company leases residential products to corporate customers who are temporarily or permanently relocating employees, to apartment managers and owners who are providing furnished apartments and to individual end users of the furniture. The Company offers a broad range of household furniture, including dining room, living room and bedroom pieces, as well as certain electronic products.

    A significant portion of the Company's residential furniture rentals are derived from corporate relocations and temporary assignments, as new and transferred employees of the Company's corporate customers enter into leases for residential furniture. The Company's sales personnel maintain contacts with corporate relocation departments. By presenting the possibility of obtaining fully-furnished rental apartments as a lower cost alternative to hotel accommodations, the Company offers its corporate rental customers a way to reduce the costs of corporate relocations while developing residential business with new and transferred employees. The Company's ability to service both corporate and individual needs creates a broad corporate customer base accompanied by an increasing pool of employees utilizing the Company's residential services.

  New Products

    CORT offers several new products and services in selected markets. The Company offers houseware amenity packages (such as linens, towels, dishes, cookware and other kitchen, bedroom and bath accessories) for rent to its furniture rental customers. The Company generally has distributed houseware amenity packages through third-party contractors either under subcontract arrangements or direct referrals. Management estimates that 1995 revenues referred or subcontracted were approximately $3.5 million. The Company continues to expand the distribution of its own houseware amenity packages to capture profits currently accruing to third party contractors and has made a lease portfolio acquisition in 1996 of a housewares rental business. In addition, CORT currently offers interior design services and furnishings for model homes in three major metropolitan areas. Revenues generated from these creative design services grew from $3.1 million in 1994 to $4.2 million in 1995. The Company is also currently providing rental furniture to the convention industry through its operations in New Orleans and the California operations acquired with Evans Rents. The additional experience of Evans Rents will provide the Company with further expertise in the convention services business.

OPERATIONS

  Lease Terms

    The Company typically leases furniture to individuals and corporate accounts for three-, six- and twelve-month terms, which may be and often are extended by its customers on a month-to-month basis. Management believes that, on average, furniture remains on lease for approximately nine months at a time. Although rental contracts may give the customer the option to purchase the merchandise rented, only a small percentage of the Company's rental leases lead to customer ownership.

    The Company's strategy is to price rentals to recover the original cost of the furniture over a ten-month rental "payout period." However, pricing and payout periods often vary with the length of the leases. The Company frequently charges a delivery fee and, in the absence of proof of insurance, a waiver fee. Within general company guidelines, each district has discretion to set prices based upon local market factors.

    The Company may also require a security deposit from a customer which will be returned at the end of the lease upon satisfactory compliance with the terms of the lease. The Company requires applications from prospective rental customers and performs credit investigations before approving such applications. In each of the last five years, the Company's bad debt losses have been limited to 0.7% of revenue or less.

  Dual Operating Strategy

    The Company operates under two names: CORT Furniture Rental and General Furniture Leasing. Although there is some overlap between their ultimate customer base, CORT Furniture Rental and General Furniture Leasing primarily target different markets. CORT Furniture Rental attracts more corporate customers and upper-income individuals, while General Furniture Leasing focuses on middle-income individuals and residential customers. A privately-commissioned survey determined that the average annual income of a CORT Furniture Rental individual customer in 1994 was approximately $73,000, compared to approximately $47,000 for a General Furniture Leasing individual customer. Typically, General Furniture Leasing leases are for shorter average lease terms and involve lower price-point merchandise. Management believes that the customer and lease base for Evans Rents is similar to that of CORT Furniture Rental. The Company believes that the different target customers and cost structures of CORT Furniture Rental and General Furniture Leasing allow the Company to maximize expansion opportunities in markets of varying sizes.

  Customer Services

    CORT is dedicated to providing consistently high quality customer service nationwide to its corporate and individual customers. Through its national network, the Company more efficiently services its corporate clients by providing a single point of contact and centralized national billing for customers who have furniture needs in multiple locations, offering consistent quality of products and services at all CORT locations, and offering a broad spectrum of products to customers. Under its Personal Service Guaranty, which management believes is the only written service guarantee of its kind in the "rent-to-rent" industry, the Company ensures customers of CORT Furniture Rental that they will be satisfied with the furniture they rent or the Company will exchange it for similar furniture within two business days free of charge. Additionally, the Company's employees assist customers with space planning, interior design and apartment location services.

  Furniture Sales

    For the last five years the Company has derived 76% of its furniture sales revenue from clearance centers sales. The remaining furniture sales revenue is derived primarily from lease conversions and sales of new furniture. Sales of rental furniture allow the Company to control inventory levels and maintain showroom quality of rental inventory. On average, furniture is typically sold through the clearance centers three years after its initial purchase by the Company. For the last five years, sales of rental furniture through the clearance centers have had an average recovery margin on the original cost of furniture of approximately 110%, a price which is usually considerably lower than the price of comparable new merchandise. Management believes that its ability to recover the original cost of its furniture through its clearance centers is a key contributor to the Company's profitability.

                           COST RECOVERY RATIO TABLE
                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,                   THREE MONTHS
                                      ---------------------------------------------------        ENDED
                                       1991       1992      1993(1)     1994       1995      MARCH 31, 1996
                                      -------    -------    -------    -------    -------    --------------
Clearance Center sales revenue.....   $17,288    $18,226    $22,490    $26,136    $26,021        $7,247
Original cost of furniture.........    16,406     16,517     20,067     23,651     23,666         6,579
Cost recovery ratio................    105.4%     110.3%     112.1%     110.5%     110.0%        110.1%

- ------------
(1) Includes four months of combined data pursuant to the acquisition of General Furniture.

                              COST OF SALES TABLE
                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,                   THREE MONTHS
                                      ---------------------------------------------------        ENDED
                                       1991       1992      1993(1)     1994       1995      MARCH 31, 1996
                                      -------    -------    -------    -------    -------    --------------
Cost of Clearance Center Sales.....   $10,022    $10,452    $13,354    $15,371    $15,060        $4,136
Cost of other furniture sales......     3,018      3,024      3,456      5,278      7,143         1,802
                                      -------    -------    -------    -------    -------        ------
Total Cost of Sales................   $13,040    $13,476    $16,810    $20,649    $22,203        $5,938
                                      -------    -------    -------    -------    -------        ------
                                      -------    -------    -------    -------    -------        ------

- ------------
(1) Includes four months of combined data pursuant to the acquisition of General Furniture.

  Sales, Marketing and Advertising

    The Company employs a sales force of approximately 580 people, including managers and supervisors, rental consultants, commercial account executives, residential account executives, and clearance center personnel. In general, rental consultants service walk-in showroom customers, clearance center sales personnel are responsible for walk-in clearance center customers and commercial and residential account executives work to develop office and residential customers in their districts. Utilizing the Company's national distribution network to emphasize its ability to serve customers throughout the country, the Company employs eight national account representatives who are responsible for customers with business in more than one district.

    All of CORT Furniture Rental's sales representatives receive professional, business-to-business sales training through the Company's CORT University program, which was developed as part of the Company's continuing effort to increase rental revenue and improve customer service. Management believes that the program's emphasis on a problem solving, value-added approach to clients' needs enhances its relationships with customers and provides CORT with a competitive advantage in marketing to national accounts.

    The Company markets its services through brochures, newspapers, periodicals, yellow pages, radio, television and direct response media and over the internet (http://www.cort1.com). The Company designs its advertising program both to promote the business and to increase awareness of the advantages of renting in the residential and office furniture markets. The Company also supports its clearance center sales through newspaper, radio and television advertising.

  Purchasing and Distribution

    The Company has a national product line chosen by its merchandising group. Each district manager, in consultation with his or her regional merchandising manager, selects from the national product line based on an analysis of customer demand within such manager's specific market. Each district then places purchase orders directly with the Company's vendors and shipment is arranged through the Company's freight analyst directly to the district warehouse.

    The Company acquires furniture from a large number of manufacturers and is not dependent on any particular manufacturer as a source of supply. In 1995, no furniture manufacturer accounted for more than 10% of the Company's furniture purchases. Management believes that the Company is able to purchase furniture at lower prices than its competitors due to the centralized selection of its product line and large volume of purchases. The Company is generally able to obtain prompt delivery of furniture from its suppliers and has not experienced material interruptions in its business resulting from delays in acquiring furniture.

    Merchandise is typically delivered to rental customers by Company employees via owned or leased trucks within two business days after a rental agreement has been signed. At the end of the lease term, rental furniture is returned to the Company's warehouses where it is inspected, cleaned and/or repaired in preparation for future rental or sale. If it is determined that the furniture is appropriate for sale rather than future rental, the furniture is then transferred to a clearance center. Company warehouses are typically located next to a clearance center, thereby allowing the Company to reduce shipping expenses and realize efficiency gains.

  Inventory Management System

    In order to enhance inventory management capabilities and to facilitate the collections process, the Company is currently installing a new management information system. The new system provides a perpetual inventory system, thereby supplying more accurate data regarding merchandise available for rent throughout each district. This personal computer based system was developed explicitly for use in the furniture rental industry. The Company has completed certain required software modifications and has successfully installed the system in 14 districts to date. The Company expects the system to be installed in all 34 CORT Furniture Rental districts by mid-1998. The remaining cost of the installation of the system is limited to the personal computer hardware required by districts and standard programming enhancements required by operations.

PROPERTIES

    The Company carries out its rental, sales and warehouse operations through 127 facilities, of which 22 are owned and 105 are leased. The leased facilities have lease terms with expiration dates ranging from 1996 to 2008. Upon the expiration of its leases, the Company generally has been able to either extend its leases or obtain suitable alternative facilities on satisfactory terms. Management seeks to locate properties in new markets where rental, clearance and warehouse operations can be combined in one facility. As the Company expands in a particular district, the Company seeks to open free-standing showrooms that can be serviced from pre-existing warehouses. The Company's showrooms generally have 3,500 to 4,000 square feet of floor space. The Company regularly reviews the presentation and appearance of its furniture showrooms and clearance centers and periodically improves or refurbishes them to enhance their attractiveness to customers.

    The Company's decision to enter a new market is based upon its review of current demographic information, short- and long-term population and business growth projections and the level of existing competition. Based upon this analysis, management also determines whether it believes the market would be more receptive to a CORT Furniture Rental operation or a General Furniture Leasing operation. Once the decision is made to enter a new market, management selects individual showroom locations by reviewing demographic information, accessibility, visibility, customer traffic, location of competitors and cost.

    The metropolitan areas in which the Company operates, together with the number of showrooms in each metropolitan area, are set forth in the table below:

                                                CORT        GENERAL
                                              FURNITURE    FURNITURE
                                               RENTAL       LEASING       TOTAL
            DISTRICT LOCATIONS                SHOWROOMS    SHOWROOMS    SHOWROOMS
- -------------------------------------------   ---------    ---------    ---------
ALABAMA--               Birmingham              --              1            1
ARIZONA--               Phoenix                    1         --              1
ARKANSAS--              Little Rock             --              1            1
CALIFORNIA(1)--         Orange County              3         --              3
                        Los Angeles                6         --              6
                        Sacramento                 1         --              1
                        San Diego                  1         --              1
                        San Francisco              4         --              4
                        Santa Clara                3         --              3
COLORADO--              Denver                     2         --              2
DISTRICT OF COLUMBIA--  (2)                        6         --              6
FLORIDA--               Ft. Lauderdale             3            1            4
                        Jacksonville               1            1            2
                        Orlando                    2            1            3
                        Pensacola               --              1            1
                        Tampa                      2            2            4
GEORGIA--               Atlanta                    3            2            5
ILLINOIS--              Chicago                    3         --              3
INDIANA--               Indianapolis               1         --              1
KANSAS--                Kansas City                1         --              1
KENTUCKY--              Louisville                 2         --              2
LOUISIANA--             Baton Rouge                2         --              2
                        New Orleans(3)             1         --              1
MASSACHUSETTS--         Boston                     3         --              3
MICHIGAN--              Detroit                    3         --              3
MINNESOTA--             Minneapolis                2            2            4
MISSOURI--              St. Louis                  1         --              1
NEW MEXICO--            Albuquerque                1         --              1
NORTH CAROLINA--        Raleigh                    2         --              2
                        Charlotte                  1         --              1
OHIO--                  Cincinnati                 2         --              2
                        Columbus                   1         --              1
OKLAHOMA--              Oklahoma City           --              1            1
                        Tulsa                   --              1            1
OREGON--                Portland                   1         --              1
PENNSYLVANIA--          Philadelphia(4)            4         --              4
TENNESSEE--             Memphis                    1         --              1
                        Nashville               --              1            1
TEXAS--                 Austin                     1            1            2
                        Corpus Christi          --              1            1
                        Dallas                     4         --              4
                        Houston                 --              4            4
                        San Antonio                1            2            3
VIRGINIA--              Richmond                --              1            1
                        Virginia Beach          --              1            1
WASHINGTON--            Seattle                    3         --              3
                                                  --           --
                                                                           ---
  TOTAL                                           79           25          104

- ------------
(1) CORT's showrooms operate under the name CORT/EVANS in California. Excludes 12 duplicate showrooms which are expected to be closed as a result of the acquisition of Evans Rents.

(2) Includes locations in Washington, D.C., Maryland and Virginia.

(3) CORT's showrooms operate under the name Weiner Cort Furniture Rental in the New Orleans area.

(4) Includes locations in Pennsylvania, New Jersey and Delaware.

    The Company distributes its furniture using a fleet of approximately 145 leased and 70 company-owned delivery trucks. The trucks are usually rented for a period of five to six years under operating leases and typically display the CORT Furniture Rental, CORT/EVANS or General Furniture Leasing logo.

COMPETITION

    The "rent-to-rent" segment of the furniture rental industry is highly competitive. Management believes that Aaron Rents, Globe Business Resources and Brook Furniture Rental are the Company's significant competitors. In addition, there are numerous smaller regional and local "rent-to-rent" furniture companies as well as retailers offering residential and office furniture. Management believes that the principal competitive factors in the furniture rental industry are product value, furniture condition, extent of furniture selection, terms of rental agreement, speed of delivery, exchange privilege, option to purchase, deposit requirements and customer service level.

    With respect to sales of furniture through its clearance centers, the Company competes with numerous used and new furniture retailers, some of which are larger than the Company and have greater financial resources. Management believes that price and value are the principal competitive factors in its furniture sales.

EMPLOYEES

    On May 31, 1996, the Company employed approximately 1,800 people of whom approximately 50 were employed at corporate headquarters. Approximately 580 people were employed as salespersons, 840 people were employed in the warehouse and distribution portion of the business and the remainder in district and regional administrative positions.

    The Company's warehouse and delivery employees in Maryland (approximately 65 people) are represented by an independent union under a contract which expires in December 1996.

    The Company believes that its relationships with its employees are good.

TRADEMARKS AND NAME RECOGNITION

    The Company engages in business under both the CORT Furniture Rental and General Furniture Leasing tradenames. The Company has established its reputation under the CORT Furniture Rental tradename over the past 22 years as a provider of quality furniture and customer service. Prior to its acquisition by CORT, General Furniture had been in the furniture rental business since 1969. Since the acquisition of Evans Rents, the Company has been operating in California under the name CORT/EVANS. The Company feels that the reputation and name recognition of CORT Furniture Rental, General Furniture Leasing and Evans Rents are important to customers.

LEGAL PROCEEDINGS

    At May 31, 1996, the Company was involved in certain legal proceedings arising in the normal course of its business. The Company believes the outcome of these matters will not have a material adverse effect on the Company. The Company has recently undergone an examination of its Federal income tax returns and is currently appealing the outcome. See "Risk Factors--Possible Additional Tax Payments" and Note 6 of CORT's Consolidated Financial Statements.

REGULATORY MATTERS

    Compliance with federal, state and local laws and regulations governing pollution and protection of the environment is not expected to have any material effect upon the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the directors and executive officers of the Company.

                   NAME                      AGE                    POSITION
                  -----                      ---                    --------

Paul N. Arnold (1)........................    49   President, Chief Executive Officer and
                                                   Director

Edward J. Baer, Jr........................    52   Vice President--Human Resources &
                                                   Corporate Risk Management and Secretary

Anthony J. Bellerdine.....................    47   Group Vice President

Michael G. Connors........................    39   Vice President--Real Estate

Charles M. Egan (1).......................    59   Chairman and Director

Kenneth W. Hemm...........................    41   Group Vice President

Steven D. Jobes...........................    46   Vice President--Marketing, Merchandising,
                                                   Sales & National Accounts

Lloyd Lenson..............................    45   Group Vice President

Frank Martini.............................    47   Group Vice President/President, General
                                                   Furniture Leasing

Maureen C. Thune..........................    30   Controller and Assistant Secretary

Frances Ann Ziemniak......................    45   Vice President--Finance & Chief Financial
                                                   Officer

Keith E. Alessi (2).......................    41   Director

Bruce C. Bruckmann (2)(3).................    42   Director

Michael A. Delaney (3)....................    41   Director

Gregory B. Maffei (2).....................    36   Director

James A. Urry (3).........................    42   Director

- ------------

(1) Member of Directors Stock Option Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

    Paul N. Arnold, President, Chief Executive Officer and Director. Mr. Arnold has been with the Company and Mohasco Corporation, its former parent, for 27 years, has held group management positions within the Company since 1976 and has held his current position since July 1992.

    Edward J. Baer, Jr., Vice President--Human Resources & Corporate Risk Management and Secretary. Mr. Baer has been with the Company for 22 years, and has held his current position since January 1990 after having held a number of senior human resource positions at the Company and Mohasco Corporation.

    Anthony J. Bellerdine, Group Vice President. Mr. Bellerdine has been with the Company since July 1991. He was appointed Group Vice President in December 1994, having served as Area Vice President and Senior District Manager. Prior to joining the Company, Mr. Bellerdine was Senior Vice President of Sales and Marketing of Stern Office Furniture for eight years.

    Michael G. Connors, Vice President--Real Estate. Mr. Connors joined the Company in February 1986, after nearly eight years in Real Estate and Marketing with Mobil Oil Corporation and has served in his current position since March 1991.

    Charles M. Egan, Chairman and Director. Mr. Egan has been with the Company since the acquisition of General Furniture in September 1993. Mr. Egan joined General Furniture Leasing Company in 1989 and became its President and Chief Executive Officer in 1992. From 1985 to 1989, Mr. Egan was Executive Vice President of Mohasco Corporation. Mr. Egan was President of CFR from 1980-1985.

    Kenneth W. Hemm, Group Vice President. Mr. Hemm has been with the Company for 16 years. He was appointed Group Vice President in June 1992, having served as Regional Manager since January 1991.

    Steven D. Jobes, Vice President--Marketing, Merchandising, Sales & National Accounts. Mr. Jobes has been with the Company for 24 years and served as a Group Vice President, prior to assuming his current position in May 1993.

    Lloyd Lenson, Group Vice President. Mr. Lenson has been with the Company for 18 years serving in his current position since May 1993. He previously served as Group Vice President and as Vice President--Marketing, Sales and Acquisitions.

    Frank Martini, Group Vice President/President, General Furniture
Leasing. Mr. Martini has been with the Company for 20 years serving in his current position since July 1994. He previously served as Area General Manager and District General Manager.

    Maureen C. Thune, Controller and Assistant Secretary. Ms. Thune joined the Company in August 1992 after five years with KPMG Peat Marwick LLP, having most recently served as a Manager.

    Frances Ann Ziemniak, Vice President--Finance and Chief Financial
Officer. Ms. Ziemniak joined the Company in March 1995 after three years as an independent consultant focusing on risk-management and retail acquisition analysis. Ms. Ziemniak was previously Vice President--Finance and Chief Financial Officer for Federated Merchandising, a division of Federated Department Stores, Inc. from 1987 to 1992 and Corporate Vice President--Financial Services for The GAP, Inc. from 1982 to 1987. Before Ms. Ziemniak joined The GAP, Inc. in 1979, she was employed by Arthur Young & Company.

    Keith E. Alessi, Director. Mr. Alessi has been a director of the Company since October 1993. Mr. Alessi has been Vice Chairman and Chief Financial Officer of Farm Fresh, Inc. since June 1994. He had previously served in various executive capacities, including President, with Farm Fresh from 1988 to 1992. Mr. Alessi was Chairman and Chief Executive Officer of Virginia Supermarkets, Inc., from 1992 to 1994. He is currently Treasurer and a Director of Drug Emporium, Inc., and a Director of Jackson Hewitt Tax Services.

    Bruce C. Bruckmann, Director. Mr. Bruckmann has been a director of the Company since March 1993. Mr. Bruckmann was a Vice President of Citicorp Venture Capital Ltd., which is a principal stockholder of the Company, through 1993 and a Managing Director from 1993 through 1994. He currently is Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. He is also a Director of Mohawk Industries, Inc., AmeriSource Health Corporation, Chromcraft-Revington, Inc. and Jitney Jungle Stores of America, Inc.

    Michael A. Delaney, Director. Mr. Delaney has been a director of the Company since May 1995. Mr. Delaney has been a Vice President of Citicorp Venture Capital Ltd., which is a principal stockholder of the Company, since 1989. From 1986 through 1989 he was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney is also a director of Sybron Chemicals, Inc., GVC Holdings, JAC Holdings, Delco Remy International, Enterprise Media Inc., FF Holdings Corporation, SC Processing, Inc., Triumph Holdings, Inc., Palomar Technologies, Inc. and AmeriSource Health Corporation.

    Gregory B. Maffei, Director. Mr. Maffei has been a director of the Company since November 1995. He was a director of CFR from 1988 to 1992. Mr. Maffei has been with Microsoft Corporation since April 1993, serving as Treasurer since 1994. Before joining Microsoft, he was self-employed from September 1992 to March 1993, serving as a consultant for various companies including Microsoft. From April 1991 to August 1992, he served as Vice President and Chief Financial Officer of Pay 'N Pak Stores, Inc., which filed a voluntary bankruptcy petition on September 21, 1991. Before joining Pay 'N Pak Stores, Inc., Mr. Maffei was a Vice President of Citicorp Venture Capital Ltd., which is a principal stockholder of the Company. Mr. Maffei is also a Director of Mobile Telecommunications Technologies Corporation and Citrix Systems, Inc.

    James A. Urry, Director. Mr. Urry has been a director of the Company since March 1993. Mr. Urry has been with Citibank, N.A. since 1981, serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is a principal stockholder of the Company, since 1989. He is also a Director of AmeriSource Health Corporation, FF Holdings Corporation, Hancor Holding Corporation and York International Corporation.

                              -------------------

    The term of office of each director of the Company ends at the next annual meeting of the Company's stockholders or when his or her successor is elected and qualified. Executive officers of the Company serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years ended December 31, 1993, 1994, and 1995, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company, in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                            ANNUAL COMPENSATION          SECURITIES
                                        ----------------------------     UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION         YEAR     SALARY     BONUS(1)      OPTIONS       COMPENSATION(2)
- -------------------------------------   ----    --------    --------    ------------    ---------------
Paul N. Arnold                          1995    $210,000    $145,593       128,467          $ 8,983
  President & Chief Executive Officer   1994     189,306     113,454       101,971            8,279
                                        1993     183,750     118,151            --            4,194

Edward J. Baer                          1995     105,121      61,317        19,750           31,337
  Vice President, Human Resources and   1994      98,769      50,451        40,251           18,619
  Corporate Risk Management             1993      93,769      46,069            --           16,849

Kenneth W. Hemm                         1995     125,591      74,639        67,667           26,284
  Group Vice President                  1994     117,573      69,070        53,669           19,477
                                        1993     107,239      61,869            --           16,969
Steven D. Jobes
  Vice President, Marketing,            1995     116,707      68,306        35,117               --
  Merchandising, Sales and National     1994     109,218      55,937        53,669              967
  Accounts                              1993     102,891      35,371            --              797

Lloyd Lenson                            1995     129,410      61,852        43,167            5,323
  Group Vice President                  1994     118,723      60,701        67,086            4,213
                                        1993     108,846      38,234            --            2,091

- ------------

(1) The amounts shown consist of cash bonuses earned in the fiscal year identified but paid in the subsequent fiscal year.

(2) The Company maintains an investment and profit-sharing defined contribution retirement plan. All of the Company's employees are eligible to participate after one year of service. The Company makes a matching contribution as a percentage of the employee contributions. The Company may, at its discretion, make additional contributions based on the Company's performance. The amounts shown include both the matching contribution and the Company's discretionary payment on behalf of the named executives in which all of the above are fully vested. In addition, the amounts shown include the amounts allocated to certain management employees in the defined contribution portion of the CORT Furniture Rental Supplemental Executive Retirement Plan. The Company contributes a fixed dollar amount per plan member with the total contribution allocated among all plan members on the basis of their age and years of service.

STOCK OPTIONS

  Employee Stock Option and Stock Purchase Plan

    The Company adopted the Employee Stock Option and Stock Purchase Plan (the "1994 Plan") which authorized the grant of options to purchase 966,040 shares of Common Stock. Under the terms of the 1994 Plan, certain key employees of the Company were granted, at the discretion of the Board of Directors, the right to purchase varying amounts of the subordinated debt securities of the Company and CFR (the "Debt Securities") and options to purchase Common Stock. The 1994 Plan required a participant to purchase the Debt Securities in order to become entitled to exercise options for Common Stock. In the fourth quarter of 1995, all holders of the Debt Securities agreed to exchange all of their right, title and interest in such securities for Common Stock of the Company. In connection with such exchange, the requirement to purchase the Debt Securities was waived and all options granted under the 1994 Plan became immediately exercisable.

    All shares of Common Stock acquired by a participant pursuant to the 1994 Plan (including those shares acquired in the exchange of Debt Securities for Common Stock) are subject to the Company's right, at its option, to repurchase those shares upon termination of such participant's employment prior to the completion of a five-year vesting period for reasons other than retirement, death, disability or termination without cause. The purchase price in such event would equal the amount originally paid by such participant (upon exercise of the underlying options or for the Debt Securities exchanged for such Common Stock, as the case may be) without regard to appreciation in the value of the Common Stock. A holder of shares of Common Stock pursuant to the 1994 Plan is entitled to transfer such shares provided such holder remits to the Company to be held in trust a portion of such holder's net proceeds upon such transfer. Any amounts so held by the Company will be included in cash and reflected as a liability on the Company's balance sheet. Any such proceeds held by the Company will be distributed to the holder who remitted such proceeds to the Company, pro rata on the anniversary dates of the option grants to such holder over the five-year vesting period. A participant in the 1994 Plan who has remitted to the Company proceeds upon the transfer of Common Stock and whose employment with the Company is terminated prior to the completion of the five-year vesting period for reasons other than retirement, death, disability or without cause, will forfeit any of such proceeds then being held by the Company. Any forfeited proceeds will be divided among the remaining participants at the end of the five-year vesting period, and will be reflected by the Company as a compensation expense.

    The Company has granted options for all shares of Common Stock available under the 1994 Plan, except that any shares of Common Stock that are reacquired by the Company under the 1994 Plan or with respect to which the options lapse may be the subject of a new grant to an employee of the Company under the 1994 Plan.

  1995 Stock-Based Incentive Compensation Plan

    The Board of Directors adopted and the stockholders approved the 1995 Stock-Based Incentive Compensation Plan (the "1995 Plan"), the purpose of which is to assist the Company in attracting and retaining valued personnel by offering them a greater stake in the Company's success and a closer identity with the Company, and to encourage ownership of the Company's Common Stock by such personnel. The 1995 Plan became effective October 31, 1995.

    The 1995 Plan is administered by the Compensation Committee of the Board of Directors. The aggregate maximum number of shares of Common Stock available for awards under the 1995 Plan is 577,427 shares. Awards under the 1995 Plan may be made to officers and key employees of the Company. No awards can be made under the 1995 Plan after October 31, 1997.

Deferred and Restricted Stock

    The Compensation Committee may grant shares of Common Stock in the form of either Deferred Stock or Restricted Stock. In a Deferred Stock award, the Company agrees to deliver, subject to certain conditions, a fixed number of shares of Common Stock at the end of a specified deferral period or periods. During such period, the holder has no rights as a stockholder with respect to any such shares. Amounts equal to any dividends declared during the deferral period with respect to such Deferred Stock will either be paid to the holder, reinvested in additional shares of Deferred Stock or otherwise reinvested, as determined by the Compensation Committee at the time of the award. In a Restricted Stock award, the Compensation Committee grants to eligible personnel shares of Common Stock that are subject to certain restrictions, including forfeiture of such stock upon the happening of certain events. During the restriction period, holders of Restricted Stock have the right to receive dividends from and to vote the shares of Restricted Stock.

Options and SARS

    Options granted under the 1995 Plan may be either incentive stock options ("ISOs") or non-qualified stock options (together, the "Options"). ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Unless an Option is specifically designated at the time of grant as an ISO, Options under the 1995 Plan will be non-qualified options. The exercise price of the Options will be determined by the Compensation Committee, although the exercise price of an ISO will be at least 100% of the fair market value of a share of Common Stock on the date the Option is granted, or at least 110% of the fair market value of a share of Common Stock on the date the Option is granted if the recipient owns, directly or indirectly, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. The Compensation Committee may grant stock appreciation rights ("SARs") in tandem with all or a portion of a related Option under the 1995 Plan (a "Tandem SAR") or may grant SARs separately (a "Freestanding SAR"). Each SAR entitles the holder to receive payment in cash, in shares of Common Stock, Restricted Stock or Deferred Stock, or any combination thereof, as determined by the Compensation Committee, equal to the excess of the fair market value on the date of exercise of the shares of Common Stock covered by the SAR over the base price of the SAR. The base price of a Tandem SAR is the option price under the related Option. The base price of a Freestanding SAR is at least 100% of the fair market value of the Common Stock on the date of grant of the Freestanding SAR. A Tandem SAR may be granted either at the time of the grant of the Option or at any time thereafter during the term of the option and is exercisable only to the extent that the related Option is exercisable.

    The exercise of either a Tandem SAR or an Option related to a Tandem SAR, as to some or all of the shares of Common Stock covered by such grant, automatically cancels to the extent of the number of shares of Common Stock actually covered by such exercise, the number of shares covered respectively by the Related Option or Tandem SAR.

    The maximum term of an Option or SAR granted under the 1995 Plan shall not exceed ten years from the date of grant or five years from the date of grant if the recipient on the date of grant owns, directly or indirectly, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. No Option or SAR may be exercisable sooner than six months from the date the Option or SAR is granted.

  Options Granted

    The following table sets forth information regarding stock options granted under the 1994 Plan and 1995 Plan during the fiscal year 1995 to the named executive officers of the Company:

                             OPTION GRANTS IN 1995

                                                                                                   POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                                  VALUE AT ASSUMED
                        ----------------------------------------------------------------------       ANNUAL RATES OF
                                NUMBER OF                                                              STOCK PRICE
                                SECURITIES    PERCENT OF TOTAL                                         APPRECIATION
                                UNDERLYING    OPTIONS GRANTED                                       FOR OPTION TERM(2)
                                 OPTIONS      TO EMPLOYEES IN     EXERCISE PRICE    EXPIRATION    ----------------------
NAME                    PLAN    GRANTED(1)      FISCAL YEAR        (PER SHARE)         DATE          5%          10%
- ---------------------   ----    ----------    ----------------    --------------    ----------    --------    ----------
Paul N. Arnold          1994       13,417            5.5%             $1.098          02/01/05    $  9,265    $   23,480
                        1995      115,050           26.2%             $12.00          11/15/05     868,252     2,200,321

Edward J. Baer          1995       19,750            4.5%             $12.00          11/15/05     149,048       377,717

Kenneth W. Hemm         1994       13,417            5.5%             $1.098          02/01/05       9,265        23,480
                        1995       54,250           12.3%             $12.00          11/15/05     409,410     1,037,526

Steven D. Jobes         1994        5,367            2.2%             $1.098          02/01/05       3,706         9,392
                        1995       29,750            6.8%             $12.00          11/15/05     224,515       568,966

Lloyd Lenson            1994       13,417            5.5%             $1.098          02/01/05       9,265        23,480
                        1995       29,750            6.8%             $12.00          11/15/05     224,515       568,966

- ------------

(1) Options under the 1994 Plan are unrestricted and exercisable. Options under the 1995 Plan are exercisable when vested. No options under the 1995 Plan were vested at December 31, 1995.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the Common Stock. The potential realizable values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual realizable values, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised.

    The following table sets forth information regarding 1995 year-end option values for the named executive officers of the Company; none of such individuals exercised options during 1995:

                     AGGREGATED 1995 YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                OPTIONS AT FISCAL YEAR END          AT FISCAL YEAR END
                                               ----------------------------    ----------------------------
NAME                                           EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----                                           -----------    -------------    -----------    -------------

Paul N. Arnold..............................      62,406         115,050       $ 1,002,292      $ 517,725
Edward J. Baer..............................      28,375          19,750           460,845         88,875
Kenneth W. Hemm.............................      22,616          54,250           356,052        244,125
Steven D. Jobes.............................      57,462          29,750           928,751        133,875
Lloyd Lenson................................      38,757          29,750           618,202        133,875

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Cort Furniture Rental Supplemental Executive Retirement Plan (the "SERP Plan") provides a supplement to the retirement benefits that certain key management employees will receive from the Retirement Plan for Salaried and Sales Employees of Mohasco Corporation (the "Mohasco Plan") and the Cort Furniture Rental Investment Savings and Profit Sharing Retirement Plan (the "401(k) Plan"). The SERP Plan consists of a defined benefit plan and a defined contribution plan.

    Certain key management employees of the Company with at least five years of service (employment) have been selected by the Board of Directors as participants in the defined benefit portion of the SERP Plan. Such officers include Messrs. Arnold, Lenson and Jobes. The defined SERP Plan benefits are a function of service with the Company and Final Average Compensation (average monthly compensation during the 36 consecutive months out of the last 60 months of the participant's employment that produce the highest average). Compensation includes salary, bonuses and 401(k) Plan salary deferrals. Benefits are equal to a targeted percentage as determined by the Board of Directors upon selection of the employee to participate in the SERP Plan--(55% in the case of Mr. Arnold and 50% in the case of Mr. Jobes and Mr. Lenson) of the Final Average Compensation as of the date of the participant's retirement or termination of employment multiplied by the ratio of the participant's actual years of service as of the applicable event to the participant's years of service projected to the participant's Normal Retirement Date (first day of the month after the date the participant attains age 65). The benefits are reduced by (i) the annuity value of Company contributions made on behalf of the participant to the 401(k) Plan and (ii) the annuity benefit, on a single life basis only, payable to the participant under the Mohasco Plan.

    The estimated annual benefits payable upon retirement, expressed as a straight life annuity, before reduction for the 401(k) Plan or the Mohasco Plan, are as follows:

                            TARGETED PERCENTAGE: 55%

                                       YEARS OF SERVICE
                 ------------------------------------------------------------
REMUNERATION        15           20           25           30           35
- ------------     --------     --------     --------     --------     --------
  $125,000       $ 65,528     $ 65,528     $ 65,528     $ 65,528     $ 65,528
   150,000         78,634       78,634       78,634       78,634       78,634
   175,000         91,739       91,739       91,739       91,739       91,739
   200,000        104,845      104,845      104,845      104,845      104,845
   225,000        117,951      117,951      117,951      117,951      117,951
   250,000        131,056      131,056      131,056      131,056      131,056
   300,000        157,268      157,268      157,268      157,268      157,268
   400,000        209,690      209,690      209,690      209,690      209,690
   450,000        235,901      235,901      235,901      235,901      235,901
   500,000        262,113      262,113      262,113      262,113      262,113

                            TARGETED PERCENTAGE: 50%

                                       YEARS OF SERVICE
                 ------------------------------------------------------------
REMUNERATION        15           20           25           30           35
- ------------     --------     --------     --------     --------     --------
  $125,000       $ 59,571     $ 59,571     $ 59,571     $ 59,571     $ 59,571
   150,000         71,485       71,485       71,485       71,485       71,485
   175,000         83,399       83,399       83,399       83,399       83,399
   200,000         95,314       95,314       95,314       95,314       95,314
   225,000        107,228      107,228      107,228      107,228      107,228
   250,000        119,142      119,142      119,142      119,142      119,142
   300,000        142,971      142,971      142,971      142,971      142,971
   400,000        190,627      190,627      190,627      190,627      190,627
   450,000        214,456      214,456      214,456      214,456      214,456
   500,000        238,284      238,284      238,284      238,284      238,284

    As of December 31, 1995, Mr. Arnold was credited with 27 years of service, Mr. Jobes with 24 years of service and Mr. Lenson with 18 years of service.

    Other key management employees have been selected by the Board of Directors as participants in the defined contribution portion of the SERP Plan. Such officers include Mr. Baer and Mr. Hemm. Defined contribution benefits are equal to the balance in an executive's SERP Account (the annual contribution credited to such executive's account, adjusted to reflect gains, losses or forfeitures incurred), as of the last day of the month in which the executive attained age 65.

    A participant in either the defined benefit or defined contribution portion of the SERP Plan whose employment with the Company is terminated without Cause (i.e., other than as a result of willful gross misconduct materially or demonstrably injurious to the Company or willful refusal to perform substantially the duties reasonably assigned to him) or who has a substantial reduction in duties and responsibilities or in compensation will vest immediately in his SERP Plan benefit. In addition, such a participant (other than the Chief Executive Officer) will be entitled to receive a lump sum payment equal to the amount of compensation he received during the final six or 12 months based on length of service (12 months in the case of Messrs. Arnold, Baer, Hemm, Jobes and Lenson) prior to such event. The Chief Executive Officer is entitled to a severance payment of twice this amount. Amounts paid by the Company under any employment agreement or other severance arrangement will reduce the severance payment under the SERP Plan. In addition, the Company and Mr. Arnold have agreed that one-half of his severance payment will be paid in a lump sum and the remaining half will be paid in eighteen equal monthly installments commencing one month after the date of his termination. Each participant in the SERP Plan has agreed not to compete with the Company for a period of 18 months following the termination of his employment with the Company unless such participant's employment was terminated without Cause.

DIRECTOR'S COMPENSATION

    Directors who are not employees of the Company or Citicorp Venture Capital Ltd. receive a monthly payment of $1,000, $500 for attendance at each meeting of the Board of Directors and $500 for attendance at each meeting of a committee of the Board of Directors and are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. In addition, directors not employed by the Company may also be entitled to receive options for common stock pursuant to the 1995 Directors Stock Option Plan (the "Directors Plan").

    The Company adopted the Directors Plan, which provides for the granting of stock options on a non-discretionary basis to non-employee directors of the Company. An aggregate of 50,000 shares of common stock have been reserved for issuance under the Directors Plan. The Directors Plan provides for automatic grants of an option to purchase shares of common stock to non-employee directors on November 15, 1995 and 1996, which options will become exercisable over time. The option exercise price will be equal to 100% of the fair market value of the common stock on the date of grant of the option. Options granted to directors under the Directors Plan will be treated as nonstatutory stock options under the Internal Revenue Code, as amended. The Company granted 21,000 options in 1995 pursuant to the terms of the Directors Plan.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of May 31, 1996, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company, and (iii) all executive officers and directors of the Company as a group. Unless otherwise noted, the Company believes all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. This information gives effect to the exercise of options exercisable within 60 days and warrants by the certain stockholders listed herein, and is adjusted to reflect the sale of the shares offered by this Prospectus, assuming no exercise of the Underwriters' over-allotment option.

                                                                                    PERCENT OF COMMON
                                                                                       STOCK OWNED
                                                                                 -----------------------
                                                     NUMBER OF SHARES(1)         BEFORE THE    AFTER THE
                                                     BENEFICIALLY OWNED           OFFERING     OFFERING
                                                     -------------------         ----------    ---------
FIVE PERCENT STOCKHOLDER
Citicorp Venture Capital Ltd.(2)..................        5,778,518                 54.4%         46.9%
  399 Park Avenue, 14th Floor
  New York, New York 10043

DIRECTORS AND EXECUTIVE OFFICERS
Bruce C. Bruckmann................................          161,405                  1.5           1.3
Paul N. Arnold....................................          129,412(3)               1.2           1.0
Lloyd Lenson......................................           93,503(3)                 *             *
Kenneth W. Hemm...................................           79,516(3)                 *             *
Charles M. Egan...................................           64,116(3)                 *             *
Steven D. Jobes...................................           60,812(3)                 *             *
Edward J. Baer....................................           45,277(3)                 *             *
Keith E. Alessi...................................           43,659                    *             *
Gregory B. Maffei.................................           33,525                    *             *
James A. Urry.....................................           22,403(4)                 *             *
Michael A. Delaney................................            5,875                    *             *
All Directors and Executive Officers as a group
  (16 persons)....................................          876,719(3)(4)            8.0           6.9

- ------------

* Less than 1%.

(1) The Company has two authorized classes of common stock: Common Stock (voting) and Class B Common Stock (nonvoting); however, there are no shares of the Company's Class B Common Stock issued or outstanding.

(2) CVC is a party to an agreement with the Company, dated March 30, 1993, pursuant to which CVC is required by April 1, 1999 (or such later date as the Small Business Administration may approve) to reduce (by conversion to non-voting stock or other disposition) its ownership of the Company's Common Stock (voting) to a percentage at which CVC will no longer be presumed to have "control" of the Company under regulations of the Small Business Administration. In general, the presumption of control exists so long as a person holds 20% or more of the issuer's outstanding voting Common Stock.

(3) Includes shares under option of 62,406; 28,375; 26,834; 22,617; 57,462 and
    38,757 for Messrs. Arnold, Baer, Egan, Hemm, Jobes, and Lenson, respectively, and 326,757 in total for all Directors and Officers as a group.

(4) Includes shares which would be owned upon exercise of 36,400 warrants for 5,933 shares owned by Mr. Urry.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the Offering, the Company will have outstanding 12,325,530 shares of Common Stock. The shares of Common Stock to be sold in the Offering made hereby will be freely tradeable without restriction under the Securities Act, unless acquired by an "affiliate" of the Company (defined in Rule 144 under the Securities Act, generally, as a person who, by virtue of equity ownership or otherwise, controls, or is controlled by, or is under common control with, the Company). The Company and its directors and executive officers and CVC (who in the aggregate held 6,322,547 outstanding shares of Common Stock at May 31, 1996) have agreed, except as described below, not to offer, sell, contract to sell or otherwise dispose of in a public sale, public distribution or other public disposition, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the shares subject to the Underwriters' over-allotment option, without the prior written consent of Smith Barney Inc., for a period of 90 days after the date of this Prospectus (collectively, the "Lock-up Agreements"). Such persons have further agreed not to transfer any such securities in one or a series of private sales unless the transferee(s) agrees to be bound by the same restrictions for the remainder of the 90 day term. The Underwriters have agreed that Messrs. Arnold, Egan and Jobes may sell up to 20,000, 22,000 and 15,000 shares, respectively, after 15 days following the date of the Prospectus. No predictions can be made as to the effect, if any, that market sales of shares of existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the Offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders or by the perception that such future sales are likely. See "Principal Stockholders" and "Underwriting."

    Shares of Common Stock held by affiliates and restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including the exemption from registration set forth in Rule 144 promulgated by the Securities and Exchange Commission (the "Commission"). Generally, subject to the provisions of the Lock-up Agreements, Rule 144 will permit an affiliate or a person who has held restricted securities for more than two years to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale, provided that the Company has either filed certain periodic reports with the Commission or made publicly available certain information concerning it and provided that such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. A person who is deemed not to be an affiliate of the Company at any time during the three months preceding a sale and who has held restricted securities for more than three years may sell such shares under Rule 144 without regard to the volume limitations described.

    The Common Stock is listed on the New York Stock Exchange under the symbol "CBS." The holders of Common Stock prior to the IPO were granted piggyback registration rights with respect to the Common Stock when they purchased their shares. In addition, CVC has been granted demand rights to require the registration of its shares. Sales of substantial amounts of Common Stock in the public market under Rule 144 or the perception that such future sales are likely could have an adverse effect on the price of the Common Stock.

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                                    NUMBER
                                                                      OF
UNDERWRITER                                                         SHARES
- -----------                                                        ---------
Smith Barney Inc................................................
Montgomery Securities...........................................

                                                                   ---------
Total...........................................................   1,700,000
                                                                   ---------
                                                                   ---------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters, for whom Smith Barney Inc. and Montgomery Securities are acting as Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price that represents
a concession not in excess of $   per share under the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $   per share to certain other dealers. After the Offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary authority.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 255,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    The Company and its executive officers and directors and CVC have agreed, except as described below, that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose in a public sale, public distribution or other public disposition, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, any class of Common Stock of the Company. The Underwriters have agreed that Messrs. Arnold, Egan and Jobes may sell up to 20,000, 22,000 and 15,000 shares, respectively, after 15 days following the date of the Prospectus.

    The Company, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Dechert Price & Rhoads, Philadelphia, Pennsylvania, and for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994, the nine months ended December 31, 1993, and the financial statements and schedule of CFR for the three months ended March 31, 1993, included or incorporated by reference in this Prospectus and in the Registration Statement have been included or incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Evans Rents as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994, included in this Prospectus and in the Registration Statement have been included herein and in the Registration Statement in reliance on the report of Ernst & Young LLP, independent certified accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Such reports and other information, when filed, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission (File No. 1-14146) pursuant to the Exchange Act are incorporated herein by reference:

        (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

        (iii) the Company's Current Reports on Form 8-K dated May 9, 1996 and on Form 8-K/A dated June 13, 1996; and

        (iv) the description of the capital stock of the Company included in the Company's Registration Statement on Form 8-A/A, filed on December 18, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

    Certain information incorporated by reference herein contains forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain factors as discussed in "Risk Factors" could cause actual results to differ materially from those in the forward-looking statements.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Vice President--Finance, CORT Business Services Corporation, 4401 Fair Lakes Court, Suite 300, Fairfax, Virginia 22033 (telephone number (703) 968-8500).

                         INDEX TO FINANCIAL STATEMENTS

CORT BUSINESS SERVICES CORPORATION

Unaudited Condensed Consolidated Balance Sheet as of March 31, 1996..................     F-2

Unaudited Condensed Consolidated Statements of Operations for the three months ended
March 31, 1995 and 1996..............................................................     F-3

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended
March 31, 1995 and 1996..............................................................     F-4

Notes to Unaudited Condensed Consolidated Financial Statements.......................     F-5

Independent Auditors' Report.........................................................     F-7

Consolidated Balance Sheets as of December 31, 1994 and 1995.........................     F-8

Consolidated Statements of Operations for the three months ended March 31, 1993, the nine months ended December 31, 1993, and the years ended December 31, 1994 and
1995.................................................................................     F-9

Consolidated Statements of Stockholders' Equity (Deficit) for the three months ended
  March 31, 1993, the nine months ended December 31, 1993, and the years ended
December 31, 1994 and 1995...........................................................    F-10

Consolidated Statements of Cash Flows for the three months ended March 31, 1993, the nine months ended December 31, 1993, and the years ended December 31, 1994 and
1995.................................................................................    F-11

Notes to Consolidated Financial Statements...........................................    F-12

EVANS RENTS

Unaudited Condensed Consolidated Balance Sheet as of March 31, 1996..................    F-25

Unaudited Condensed Consolidated Statements of Operations for the three months ended
March 31, 1995 and 1996..............................................................    F-26

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended
March 31, 1995 and 1996..............................................................    F-27

Notes to Unaudited Condensed Consolidated Financial Statements.......................    F-28

Report of Independent Auditors.......................................................    F-29

Consolidated Balance Sheets as of December 31, 1994 and 1995.........................    F-30

Consolidated Statements of Operations for the years ended December 31, 1994 and
1995.................................................................................    F-31

Consolidated Statements of Shareholders' Deficit for the years ended December 31,
  1994 and 1995......................................................................    F-32

Consolidated Statements of Cash Flows for the years ended December 31, 1994 and
1995.................................................................................    F-33

Notes to Consolidated Financial Statements...........................................    F-34

              CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                     MARCH 31,
                                                                                       1996
                                                                                    -----------
ASSETS

Cash and cash equivalents........................................................    $  --
Accounts receivable, net.........................................................         7,027
Prepaid expenses.................................................................         3,927
Rental furniture, net............................................................       110,932
Property, plant and equipment, net...............................................        32,282
Other receivables and assets, net................................................         2,896
Goodwill, net....................................................................        24,587
                                                                                    -----------

      Total assets...............................................................    $  181,651
                                                                                    -----------
                                                                                    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
      Accounts payable...........................................................    $    4,625
      Accrued expenses...........................................................        17,976
      Deferred revenue and security deposits.....................................        12,119
      Revolving credit facility, secured.........................................         8,653
      Senior notes, 12%..........................................................        50,000
      Deferred income taxes......................................................         9,697
                                                                                    -----------
        Total liabilities........................................................       103,070

Stockholders' equity.............................................................        78,581
                                                                                    -----------

      Total liabilities and stockholders' equity.................................    $  181,651
                                                                                    -----------
                                                                                    -----------

See accompanying notes to unaudited condensed consolidated financial statements.

              CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                            ------------------
                                                                             1995       1996
                                                                            -------    -------
Revenue:

  Furniture rental.......................................................   $33,815    $38,555
  Furniture sales........................................................    10,316     10,214
                                                                            -------    -------

      Total revenue......................................................    44,131     48,769

Operating costs and expenses:

  Cost of furniture rental...............................................     6,487      7,438
  Cost of furniture sales................................................     6,203      5,938
  Selling, general and administrative expenses...........................    25,189     28,221
                                                                            -------    -------
      Total costs and expenses...........................................    37,879     41,597
                                                                            -------    -------

      Operating earnings.................................................     6,252      7,172

Interest expense.........................................................     4,145      1,781
                                                                            -------    -------
  Income before income taxes.............................................     2,107      5,391
Income taxes.............................................................       912      2,231
                                                                            -------    -------

  Net income.............................................................   $ 1,195    $ 3,160
                                                                            -------    -------
                                                                            -------    -------

Earnings per common share................................................   $  0.25    $  0.27

Weighted average number of common shares used in computation.............     7,239     11,631

See accompanying notes to unaudited condensed consolidated financial statements.

              CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                          ----------------------
                                                                            1995         1996
                                                                          ---------    ---------
Cash flows from operating activities:
  Net income...........................................................   $   1,195    $   3,160
  Proceeds of disposals of rental furniture in excess of gross
profit.................................................................       6,130        5,767
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization:
      Rental furniture depreciation....................................       4,476        5,351
      Other depreciation...............................................         605          721
      Goodwill amortization............................................         165          165
      Amortization of debt issuance costs..............................         189          165
      Discount on junior subordinated debentures.......................          15       --
    Current period interest converted to debt..........................         621       --
    Rental furniture inventory shrinkage...............................         287          338
    Changes in operating accounts, net.................................      (2,843)        (293)
                                                                          ---------    ---------
      Net cash provided by operating activities........................      10,840       15,374
                                                                          ---------    ---------
Cash flows from investing activities:
  Purchases of rental furniture........................................     (14,968)     (18,647)
  Purchases of property, plant and equipment...........................      (1,119)      (1,982)
  Sales of property, plant and equipment...............................           4           23
  Purchase of short-term investments...................................        (870)      --
                                                                          ---------    ---------
        Net cash used by investing activities..........................     (16,953)     (20,606)
                                                                          ---------    ---------
Cash flows from financing activities:
  Repayments on the line of credit.....................................      --           (4,200)
  Borrowings on the line of credit.....................................      --            9,053
  Issuance of common stock.............................................           8       --
                                                                          ---------    ---------
    Net cash provided by financing activities..........................           8        4,853
                                                                          ---------    ---------
    Net decrease in cash and cash equivalents..........................      (6,105)        (379)
Cash and cash equivalents at beginning of period.......................      13,161          379
                                                                          ---------    ---------
Cash and cash equivalents at end of period.............................   $   7,056    $  --
                                                                          ---------    ---------
                                                                          ---------    ---------
Supplemental disclosure of cash flow information:
  Debentures issued in lieu of cash interest...........................   $   1,865    $  --
  Interest paid........................................................       6,019        3,072
  Income taxes paid....................................................         126          997

See accompanying notes to unaudited condensed consolidated financial statements.

              CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

(1) BASIS OF PRESENTATION

    In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of CORT Business Services Corporation ("CORT" or the "Company") and Subsidiaries as of March 31, 1996, and the results of its operations and cash flows for the three months ended March 31, 1996 and 1995. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures.

    The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included herein.

(2) INCOME TAXES

    The Internal Revenue Service ("IRS") has examined the Federal income tax returns of CORT Furniture Rental Corporation ("CFR") for the years 1989 through June 30, 1992 and has proposed certain adjustments to CFR's taxable income, relating primarily to methods of depreciation, period of cost recovery and certain capitalized financing fees. If successfully asserted by the IRS, the proposed adjustments would result in approximately $21 million of additional tax liability, including accrued interest through March 31, 1996. During September 1995, the Company agreed in principle with the IRS appeals officer handling the administrative appeal of the examination as to a method of settlement of the proposed adjustments. The method agreed to in principle will not result in any additional financial statement tax expenses, as the Company's reserves included in deferred income taxes are adequate to cover such expenses, and will not require the Company to alter its methods of depreciation or cost recovery period. The Company will be required to make a payment to the IRS and certain state jurisdictions for income and franchise tax purposes. The total amount of the proposed settlement is approximately $3 million, including interest through March 31, 1996. In February 1996, the Company made an initial deposit of approximately $925,000 to the IRS. This agreement is only an agreement in principle, however, and is subject to final IRS approval, and thus could change. A final settlement will become effective only upon approval by the appropriate IRS personnel and execution of definitive settlement documentation.

    The Company has received notification that the IRS is challenging certain deductions taken by a consolidated tax group of which CFR was previously a member (the "Former Group") in connection with the examination of the consolidated Federal income tax returns of the Former Group for the year ended December 31, 1988 and subsequent years. The IRS challenge includes the assertion that certain interest deductions taken by the Former Group should be recharacterized as non-deductible dividend distributions and that deductions for certain expenses related to the acquisition of CFR's former parent be disallowed. The IRS could seek to recover from the Company (as well as from other Former Group members) the full amount of any resulting tax liability relating to periods while CFR was a member of the Former Group, which could be as much as approximately $29 million for that year, including interest through March 31, 1996. CFR's former parent, under the agreement of sale for CFR, agreed to indemnify the Company in full for any consolidated tax liability of the Former Group for years while CFR was a member of the Former Group. Further, the Company may have rights of contribution against members of the Former Group if the Company were required to pay more than its equitable share of any consolidated tax liability. CFR's former parent has stated that it believes the IRS's position with respect to these proposed disallowances is unjustified and is contesting the matter vigorously. Due

              CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)
                                 MARCH 31, 1996

to the preliminary nature of the IRS challenge, the Company is not in a position to determine the probable outcome and its impact on the Company, if any.

(3) SUBSEQUENT EVENT

    On April 24, 1996, the Company acquired Evans Rents a provider of rental furniture in California for approximately $27,000,000 excluding costs of acquisition. The acquisition, which was financed through borrowings on the Company's revolving credit facility, will be accounted for as a purchase business combination.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
  CORT Business Services Corporation and Subsidiary:

    We have audited the accompanying consolidated balance sheets of CORT Business Services Corporation and subsidiary (the "Successor"), as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1995 and 1994 and the nine months ended December 31, 1993 (the "Successor periods"), and the statements of operations, stockholders' equity (deficit) and cash flows of CORT Furniture Rental Corporation (the "Predecessor") for the three months ended March 31, 1993 (the "Predecessor period"). These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of CORT Business Services Corporation and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the Successor periods, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor financial statements present fairly, in all material respects, the results of its operations and its cash flows for the Predecessor period, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, effective March 31, 1993, CORT Business Services Corporation acquired all of the outstanding stock of CORT Furniture Rental Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

    As discussed in Note 2 to the consolidated financial statements, the Predecessor adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as of January 1, 1993.

                                          KPMG PEAT MARWICK LLP

Washington, D.C.
February 12, 1996
  except as to Note 14
  which is as of March 15, 1996

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1994            1995
                                                                      ------------    ------------

                                              ASSETS

Cash and cash equivalents..........................................     $ 13,161        $    379
Short-term investments.............................................        4,024          --
Accounts receivable, less allowance for doubtful accounts of $917
  and $938 in 1994 and 1995, respectively..........................        5,472           6,019
Prepaid expenses...................................................        2,975           3,973
Rental furniture, net (note 2).....................................       92,432         103,741
Property, plant and equipment, net (note 5)........................       29,537          31,044
Other receivables and assets, net..................................        5,260           3,814
Goodwill, net of accumulated amortization of $1,055 and $1,717 in
1994 and 1995, respectively (notes 1 and 13).......................       25,414          24,752
                                                                      ------------    ------------

                                                                        $178,275        $173,722
                                                                      ------------    ------------
                                                                      ------------    ------------

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable...................................................     $  4,539        $  3,597
Rental security deposits...........................................        4,774           5,761
Accrued expenses (note 11).........................................       22,153          19,096
Deferred rental revenue............................................        4,887           5,425
Long-term debt (notes 1 and 7).....................................      123,645          53,800
Deferred income taxes (note 6).....................................       11,314          10,622
                                                                      ------------    ------------

      Total liabilities............................................      171,312          98,301
                                                                      ------------    ------------

Commitments and contingencies (notes 6, 8, 10 and 14)
Stockholders' equity (notes 1, 3, 4, 7, 9, and 12):
  Common Stock, voting, $.01 par value, 15,500,000 shares
    authorized, 4,159,307 shares issued and outstanding and
    10,415,367 issued and outstanding..............................           42             104
  Common Stock, Class B, nonvoting, $.01 par value, 15,500,000
    shares authorized, and none issued and outstanding.............       --              --
  Additional paid-in capital.......................................        1,062          67,383
  Accumulated earnings.............................................        5,859           7,934
                                                                      ------------    ------------

      Total stockholders' equity...................................        6,963          75,421
                                                                      ------------    ------------
                                                                        $178,275        $173,722
                                                                      ------------    ------------
                                                                      ------------    ------------

          See accompanying notes to consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             PREDECESSOR                CORT BUSINESS SERVICES
                                             ------------    --------------------------------------------
                                             THREE MONTHS    NINE MONTHS
                                                ENDED           ENDED         YEAR ENDED      YEAR ENDED
                                              MARCH 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                 1993            1993            1994            1995
                                             ------------    ------------    ------------    ------------
Revenue:
  Furniture rental........................     $ 21,497        $ 79,002        $130,026        $141,988
  Furniture sales.........................        6,228          21,846          34,534          37,321
                                             ------------    ------------    ------------    ------------

    Total revenue.........................       27,725         100,848         164,560         179,309
                                             ------------    ------------    ------------    ------------

Operating costs and expenses:
  Cost of furniture rental................        4,046          15,684          25,771          27,950
  Cost of furniture sales.................        3,680          13,130          20,649          22,203
  Employee, delivery and advertising
expenses..................................       11,484          41,193          66,256          72,379
  Occupancy, utilities and nonrental
depreciation..............................        2,737           9,776          16,370          16,724
  Amortization of goodwill................          471             373             682             662
  Other operating expenses................        2,087           7,648          12,218          12,670
                                             ------------    ------------    ------------    ------------

    Total costs and expenses..............       24,505          87,804         141,946         152,588
                                             ------------    ------------    ------------    ------------

    Operating earnings....................        3,220          13,044          22,614          26,721

Interest expense, net.....................          879           8,941          16,246          15,917
                                             ------------    ------------    ------------    ------------
    Income before income taxes and
extraordinary loss........................        2,341           4,103           6,368          10,804

Income tax expense (note 6)...............          365           1,790           2,822           4,586
                                             ------------    ------------    ------------    ------------

Income before extraordinary loss..........        1,976           2,313           3,546           6,218

Extraordinary loss on early retirement of
  debt, net of income tax benefit of
  $2,762 (notes 6 and 7)..................       --              --              --               4,143
                                             ------------    ------------    ------------    ------------

    Net income............................     $  1,976        $  2,313        $  3,546        $  2,075
                                             ------------    ------------    ------------    ------------
                                             ------------    ------------    ------------    ------------
Earnings per common share before
extraordinary loss........................                                     $   0.81        $   1.08
Extraordinary loss per common share.......                                       --                0.53
                                                                             ------------    ------------
Earnings per common share.................                                     $   0.81        $   0.55
                                                                             ------------    ------------
                                                                             ------------    ------------
Weighted average number of common shares
used in computation.......................                                        7,049           7,759

          See accompanying notes to consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                           TOTAL
                                          PREFERRED   COMMON     ADDITIONAL         ACCUMULATED        STOCKHOLDERS'
                                            STOCK     STOCK    PAID-IN CAPITAL   EARNINGS (DEFICIT)   EQUITY (DEFICIT)
                                          ---------   ------   ---------------   ------------------   ----------------
PREDECESSOR:

Balance, December 31, 1992..............     $ 1       $  3        $ 3,327            $(20,599)           $(17,268)
  Net income............................    --         --          --                    1,976               1,976
                                          ---------   ------   ---------------        --------            --------
Balance, March 31, 1993.................     $ 1       $  3        $ 3,327            $(18,623)           $(15,292)
                                          ---------   ------   ---------------
                                          ---------   ------   ---------------        --------            --------
                                                                                      --------            --------

CORT BUSINESS SERVICES:

  Initial capitalization................    -$-        $ 40        $   960            $--                 $  1,000
  Issuance of stock warrants............    --         --               28            --                        28
  Net income............................    --         --          --                    2,313               2,313
                                          ---------   ------   ---------------        --------            --------

Balance, December 31, 1993..............    --           40            988               2,313               3,341

  Stock cancellation....................    --           (1)             1            --                   --
  Issuance of common stock from exercise
of stock options........................    --            3             73            --                        76
  Net income............................    --         --          --                    3,546               3,546
                                          ---------   ------   ---------------        --------            --------

Balance, December 31, 1994..............    --           42          1,062               5,859               6,963

  Issuance of common stock from public
offering, net of expenses...............    --           34         36,961            --                    36,995
  Issuance of common stock from exercise
of stock options........................    --         --               32            --                        32
  Issuance of common stock from exercise
of warrants.............................    --            1             17            --                        18
  Issuance of common stock in debt to
equity exchange.........................    --           27         29,311            --                    29,338
  Net income............................    --         --          --                    2,075               2,075
                                          ---------   ------   ---------------        --------            --------

Balance, December 31, 1995..............    -$-        $104        $67,383            $  7,934            $ 75,421
                                          ---------   ------   ---------------
                                          ---------   ------   ---------------        --------            --------
                                                                                      --------            --------

          See accompanying notes to consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   PREDECESSOR              CORT BUSINESS SERVICES
                                                   ------------   ------------------------------------------
                                                   THREE MONTHS   NINE MONTHS
                                                      ENDED          ENDED        YEAR ENDED     YEAR ENDED
                                                    MARCH 31,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                       1993           1993           1994           1995
                                                   ------------   ------------   ------------   ------------
Cash flows from operating activities:
 Net income......................................    $  1,976       $  2,313       $  3,546       $  2,075
 Proceeds of disposals of rental furniture in
   excess of gross profit........................       3,814         14,241         21,299         22,312
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Extraordinary loss on early retirement of
debt.............................................      --             --             --              4,143
     Depreciation and amortization:
         Rental furniture........................       2,823         11,414         18,281         19,551
         Other...................................         427          1,364          2,358          2,601
         Goodwill................................         471            373            682            662
         Debt issuance costs.....................         201            240            755            729
         Discount on junior subordinated
debentures.......................................      --                 15             68             65
     Rental furniture inventory shrinkage........         227            406            569            981
     Deferred income taxes.......................         369          2,250          1,054          2,811
     Pay-in-kind interest converted to long term
debt.............................................      --             --              2,277          3,598
     Changes in assets and liabilities:
         Accounts receivable.....................        (425)          (488)           106           (547)
         Prepaid expenses........................        (288)           730           (122)          (998)
         Other receivables and assets............        (172)        (3,863)          (736)        (1,190)
         Accounts payable, accrued expenses and
          rental security deposits, net..........         887          2,876          1,455         (1,768)
         Deferred rental revenue.................         277          1,002            427            538
                                                   ------------   ------------   ------------   ------------
            Net cash provided by operating
activities.......................................      10,587         32,873         52,019         55,563
                                                   ------------   ------------   ------------   ------------
Cash flows from investing activities:
 Purchases of rental furniture...................     (11,398)       (26,010)       (43,233)       (54,153)
 Purchases of property, plant and equipment......        (215)        (1,731)        (2,812)        (4,521)
 Sale of property, plant and equipment...........           5            123             32            413
 Purchase of CORT Furniture Rental Corporation...      --            (27,500)        --             --
 Purchase of General Furniture Leasing Company...      --            (28,863)        --             --
 Purchase of short-term investments..............      --             (3,392)          (632)        (1,024)
 Sale of short-term investments..................      --             --             --              5,048
                                                   ------------   ------------   ------------   ------------
         Net cash used in investing activities...     (11,608)       (87,373)       (46,645)       (54,237)
                                                   ------------   ------------   ------------   ------------
Cash flows from financing activities:
 Initial financing...............................      --             27,500         --             --
 Repayments of long-term debt....................      (6,310)       (67,927)          (795)       (50,287)
 Payments to retire debt.........................      --             --             --             (4,998)
 Proceeds from issuance of long-term debt........      --             96,667            749            332
 Repayments on the line of credit................     (30,133)       (65,199)        --             (1,000)
 Borrowings on the line of credit................      33,966         66,381         --              4,800
 Payments on capital lease obligation............         (16)          (318)          (359)        --
 Contribution of equity by parent................       4,306         --             --             --
 Issuance of common stock........................      --             --                 76         37,045
                                                   ------------   ------------   ------------   ------------
         Net cash provided (used) by financing
activities.......................................       1,813         57,104           (329)       (14,108)
                                                   ------------   ------------   ------------   ------------
         Net increase (decrease) in cash and cash
equivalents......................................         792          2,604          5,045        (12,782)
Cash and cash equivalents at beginning of
period...........................................       4,720          5,512          8,116         13,161
                                                   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of year.........    $  5,512       $  8,116       $ 13,161       $    379
                                                   ------------   ------------   ------------   ------------
                                                   ------------   ------------   ------------   ------------
Supplemental disclosures of cash flow
 information:
Cash paid for:
         Interest................................    $  2,702       $  4,612       $ 12,178       $ 13,408
         Income taxes............................         245            720          2,213          2,161
                                                   ------------   ------------   ------------   ------------
                                                   ------------   ------------   ------------   ------------
Noncash financing activities:
         Tax benefit from exchange of debt for
equity...........................................    $ --           $ --           $ --           $    741
         Exchange of debt for equity (note 7)....      --             --             --             28,597
                                                   ------------   ------------   ------------   ------------
                                                   ------------   ------------   ------------   ------------

          See accompanying notes to consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) FORMATION AND DESCRIPTION OF THE COMPANY

    CORT Business Services Corporation (the "Company"), was formed on March 29, 1993 and contemporaneously acquired all of the stock of CORT Furniture Rental Corporation ("CFR"). The Company is a holding company with no independent operations and no material assets other than its ownership of all the outstanding capital stock of CFR. The Company is largely dependent on the receipt of dividends or distributions from CFR to fund its obligations. CFR is a provider of rental furniture, accessories and related services to both corporate and individual customers. In addition, CFR sells previously rented furniture.

    CFR was acquired principally from Westinghouse Credit Corporation ("WCC") on March 31, 1993. As a result of this change in control, the acquisition by the Company was accounted for as a purchase business combination, and as such the fair value of CFR's assets and liabilities was recognized as of March 31, 1993.

    The Company acquired CFR for a purchase price of approximately $86.2 million, including costs of acquisition. The purchase price was comprised of approximately $4.3 million of equity, the assumption of $58.7 million under a senior debt facility due to WCC, a note payable transferred by WCC to the Company of approximately $10.7 million, and senior subordinated debentures of $12.5 million due to the controlling and certain other stockholders of the Company (see note 7).

    The fair value allocated to the identifiable assets and liabilities of CFR was determined by independent appraisal. As part of the purchase price allocation, the Company recorded a reserve for an unfavorable operating lease on one of CFR's California facilities of approximately $4.0 million. Based on the allocation of the purchase price to the net tangible assets and liabilities, an excess of purchase price over net assets acquired (goodwill) of approximately $20.2 million was recorded. Such goodwill is being amortized on a straight-line basis over 40 years. The purchase price was allocated as follows (in thousands):

Cash.............................................................   $  5,500
Accounts receivable..............................................      3,400
Prepaid expenses and other.......................................      3,000
Rental property..................................................     63,700
Property, plant and equipment....................................     22,200
Goodwill.........................................................     20,200
Accounts payable.................................................     (5,900)
Security deposits................................................     (3,700)
Accrued expenses.................................................    (11,800)
Other liabilities, including unfavorable lease...................    (10,400)
                                                                    --------
                                                                    $ 86,200
                                                                    --------
                                                                    --------

    The Company financed the acquisition of CFR with $6.4 million of 13.5% Senior Subordinated Debentures and $7.6 million of 13.75% Subordinated Debentures (the "Bridge Debentures") payable to the controlling and certain other stockholders of the Company. The Bridge Debentures were refinanced with the Company's 14.5% Subordinated Debentures and the Company's 15% Junior Subordinated Debentures on September 1, 1993 simultaneously with the public offering of Senior Notes. During 1995, these debentures were exchanged for Common Stock, Class A, $.01 par value ("Common Stock") contemporaneously with the initial public offering of the Company (see notes 4 and 7).

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation and Presentation

    The consolidated financial statements as of December 31, 1994 and 1995, and for the nine months ended December 31, 1993 and the years ended December 31, 1994 and 1995, include the accounts of CORT Business Services Corporation and its wholly owned subsidiary subsequent to the Company's acquisition of CFR. The financial statements for the three months ended March 31, 1993 represent those of CFR prior to its acquisition. All significant intercompany transactions have been eliminated.

(b) Accounting Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from these estimates.

(c) Rental Furniture

    Rental furniture includes residential and office furniture which is rented to customers or is available for rental and/or sale and is recorded at the lower of depreciated cost or market value. Rental furniture is depreciated on a declining-balance or straight-line method over 3 to 6 years, with an estimated salvage value of 25 to 40 percent of original cost. Accumulated depreciation on rental furniture was $25,638,000 and $45,199,000 at December 31, 1994 and 1995, respectively. Reserves for purchase options and shrinkage on rental furniture were $1,588,000 and $1,793,000 at December 31, 1994 and 1995, respectively.
Furniture no longer meeting rental standards is held for sale.

    Furniture rentals are recognized as revenue in the month they are due. Rental payments received prior to the month due are recorded as deferred rental revenue. Cost of furniture rental includes depreciation expense, inventory losses, repairs and maintenance, net book value of furniture sold under lease purchase options and costs of accessories.

    Certain of CFR's leases include purchase options whereby the customer can receive title to the furniture upon satisfaction of certain conditions. Generally, these leases are short-term and must be extended by the customer in order for the purchase option to apply. CFR provides reserves to reduce the net book value of furniture under such leases based on the length of time the furniture has been out on lease and the likelihood of the exercise of the options.

    The Company considers the proceeds from the sale of rental furniture as an element of cash flow from operations. Accordingly, the proceeds received in excess of the gross profit recognized on sales of rental furniture are added to net income in deriving cash flow from operations in the accompanying consolidated statements of cash flows.

(d) Property, Plant and Equipment

    Property, plant and equipment is recorded at cost, or fair value if acquired through a purchase business combination. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings 50 years; major roof renovations 10 years; furniture, fixtures, machinery and equipment from 5 to 10 years; and leasehold improvements over the term of the related leases.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
(e) Goodwill

    The excess of purchase cost over the fair value of net assets acquired (goodwill) is amortized using the straight-line method over 40 years. The Company evaluates the recoverability of its goodwill annually. In making such evaluation, the Company compares certain financial indicators such as expected undiscounted future revenues and cash flows to the carrying amount of goodwill. Impairment losses, if any, are measured as the excess of the carrying amount of goodwill over estimated fair market value.

(f) Cash and Cash Equivalents

    Cash and cash equivalents include cash in banks and investments having a maturity of three months or less on the date of purchase. At December 31, 1994, $6,000,000 of cash and cash equivalents was invested in commercial paper. The remaining balance of cash and cash equivalents at December 31, 1994 and December 31, 1995 consisted primarily of overnight repurchase funds.

(g) Investments

    Investments in debt securities having an original maturity of greater than three months are classified as short-term investments. The Company intends to hold these investments to maturity and as such are recognized at cost plus accrued interest. At December 31, 1994, the Company had short-term investments of $4,024,000 primarily consisting of U.S. Government backed debt securities. Amortized cost approximates market value for such investments.

(h) Rental Security Deposits

    The Company may require a non-interest bearing security deposit of one month's rent based on the Company's evaluation of the credit worthiness of the customer. The security deposit is returned at the end of the lease provided that all lease terms have been satisfied.

(i) Income Taxes

    Income taxes are reported under the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

    Effective January 1, 1993, CFR adopted Statement 109. In prior years, CFR applied the deferred method of APB Opinion 11. The change in the method of accounting for income taxes resulted in no cumulative effect adjustment.

(j) Debt Issue Costs

    Costs incurred with the issuance of long-term debt have been capitalized and are being amortized over the term of the related debt using a method which approximates the effective interest method.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
(k) Earnings Per Common Share

    Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents are comprised entirely of stock options and warrants. The Company has no other potentially dilutive securities. Fully-diluted earnings per common share is presented only to the extent that it results in dilution in excess of 3% of primary earnings per common share.

    Common stock issued and common stock options granted during the 12-month period preceding the date of the Company's initial public offering (see note 4) have been included in the calculation of weighted average common shares outstanding for all of 1994 and 1995 using the treasury stock method based on the initial public offering price.

    In connection with the Company's initial public offering of Common Stock, the Company exchanged CFR's 14% Senior Subordinated Pay-In-Kind Notes, the Company's 14.5% Subordinated Debentures, the Company's 15% Junior Subordinated Debentures, including the unamortized discount, and accrued interest on all such debentures for 2,728,167 shares of Common Stock. For purposes of the computations of earnings per common share for 1994 and 1995, the Company has assumed that the exchange occurred as of January 1, 1994 for 2,090,591 shares of Common Stock.

(3) REVERSE STOCK SPLIT

    On November 9, 1995, the Company effected a 1 for 7.5 reverse split of Common Stock whereby each 7.5 shares of existing Common Stock were exchanged for one share of Common Stock. All share and per share data appearing in the consolidated financial statements and notes thereto have been retroactively adjusted for this reverse split.

(4) INITIAL PUBLIC OFFERING OF COMMON STOCK

    In November 1995, the Company sold, through an underwritten initial public offering, 3,402,260 common shares at $12.00 per share. The net proceeds of approximately $36,995,000, net of associated underwriting discounts and other expenses of the offering, were used to retire a portion of the Senior Notes (see note 7).

(5) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following (in thousands):

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1994            1995
                                                     ------------    ------------
Land and land improvements........................     $  6,984        $  6,996
Buildings and improvements........................       15,113          15,151
Machinery, equipment and computer.................        3,102           4,896
Leasehold improvements............................        5,379           7,647
Furniture and fixtures............................        1,241           1,421
Other.............................................        1,438           1,252
                                                     ------------    ------------
                                                         33,257          37,363
Accumulated depreciation and amortization.........        3,720           6,319
                                                     ------------    ------------
                                                       $ 29,537        $ 31,044
                                                     ------------    ------------
                                                     ------------    ------------

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) INCOME TAXES

    Components of the expense for income taxes are summarized as follows (in thousands):

                                             PREDECESSOR                CORT BUSINESS SERVICES
                                             ------------    --------------------------------------------
                                             THREE MONTHS    NINE MONTHS
                                                ENDED           ENDED         YEAR ENDED      YEAR ENDED
                                              MARCH 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                 1993            1993            1994            1995
                                             ------------    ------------    ------------    ------------
Current:
  Federal.................................       $157           $  153          $1,367         $  1,257
  State and local.........................         48              100             263              494
                                                -----        ------------    ------------    ------------
                                                  205              253           1,630            1,751
                                                -----        ------------    ------------    ------------
Deferred:
  Federal.................................        136            1,306           1,013            2,410
  State and local.........................         24              231             179              425
                                                -----        ------------    ------------    ------------
                                                  160            1,537           1,192            2,835
                                                -----        ------------    ------------    ------------
Total expense before extraordinary loss...        365            1,790           2,822            4,586
Income tax benefit from extraordinary loss
on early retirement of debt...............      --              --              --               (2,762)
                                                -----        ------------    ------------    ------------
Total income tax expense..................       $365           $1,790          $2,822         $  1,824
                                                -----        ------------    ------------    ------------
                                                -----        ------------    ------------    ------------

    The difference between the actual expense for taxes and taxes computed at the Federal income tax rate of 34 percent is summarized as follows (in thousands):

                                             PREDECESSOR                CORT BUSINESS SERVICES
                                             ------------    --------------------------------------------
                                             THREE MONTHS    NINE MONTHS
                                                ENDED           ENDED         YEAR ENDED      YEAR ENDED
                                              MARCH 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                 1993            1993            1994            1995
                                             ------------    ------------    ------------    ------------
Tax expense computed at Federal rate......       $796           $1,395          $2,165         $  3,673
State and local taxes, net of Federal
benefit...................................         55              218             292              607
Effects of goodwill amortization..........        160              127             232              225
Deductible interest due to
restructuring.............................       (646)          --              --               --
Other, net................................      --                  50             133               81
                                                -----        ------------    ------------    ------------
Total expense before extraordinary loss...       $365           $1,790          $2,822         $  4,586
                                                -----        ------------    ------------    ------------
                                                -----        ------------    ------------    ------------

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) INCOME TAXES--(CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1994            1995
                                                                      ------------    ------------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
accounts...........................................................     $    367        $    375
  Compensated absences, principally due to accrual for financial
reporting purposes.................................................          477             530
  Debt issuance costs..............................................       --                 638
  Deferred rental revenue..........................................        1,954           2,209
  Reserve for unfavorable operating lease and duplicate
facilities.........................................................        2,886           2,377
  Net operating loss carryforwards.................................        3,185           1,511
  AMT credit carryforward..........................................        2,841           4,093
  Other............................................................        1,280           2,105
                                                                      ------------    ------------
      Total gross deferred tax assets..............................       12,990          13,838
                                                                      ------------    ------------
Deferred tax liabilities:
  Rental property, principally due to differences in
depreciation.......................................................       20,181          20,547
  Property, plant and equipment, principally due to differences in
depreciation.......................................................        4,123           3,913
                                                                      ------------    ------------
      Total gross deferred tax liabilities.........................       24,304          24,460
                                                                      ------------    ------------
      Net deferred tax liability...................................     $ 11,314        $ 10,622
                                                                      ------------    ------------
                                                                      ------------    ------------

    At December 31, 1995, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $3,778,000 which are available to offset future Federal taxable income, if any, through 2008. In addition, the Company has alternative minimum tax credit carryforwards of approximately $4,093,000 which are available to reduce future Federal regular income taxes, if any, over an indefinite period.

    The Internal Revenue Service ("IRS") has examined the federal income tax returns of CFR for the years 1989 through June 30, 1992 and has proposed certain adjustments to CFR's taxable income, relating primarily to methods of depreciation, period of cost recovery and certain capitalized financing fees. If successfully asserted by the IRS, the proposed adjustments would result in approximately $21 million of additional tax liability, including accrued interest through December 31, 1995. During September 1995, the Company agreed in principle with the IRS appeals officer handling the administrative appeal of the examination as to a method of settlement of the proposed adjustments. The method agreed to in principle will not result in any additional financial statement tax expenses, as the Company's reserves included in deferred income taxes are adequate to cover such expenses, and will not require the Company to alter its methods of depreciation or cost recovery period. The Company will be required to make a payment to the IRS and certain state jurisdictions for income and franchise purposes. The total amount of the proposed settlement is approximately $3 million (including interest through December 31, 1995). In February 1996, the Company made an initial deposit of approximately $925,000 to the IRS. This agreement is only an agreement in principle, however, and is subject to final IRS approval, and thus could change. A final settlement will become effective only upon approval by the appropriate IRS personnel and execution of definitive settlement documentation.

                                  EVANS RENTS
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

(1) BASIS OF PRESENTATION

    In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of Evans Rents as of March 31, 1996, and the results of operations and cash flows for the three months ended March 31, 1996 and 1995. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures.

    The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included herein.

(2) SUBSEQUENT EVENT

    On April 24, 1996, Evans Rents was acquired by CORT Business Services Corporation whereby CORT acquired all of the outstanding equity interest in Evans Rents.

                                  EVANS RENTS
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                           ----------------------
                                                                             1995         1996
                                                                           ---------    ---------
OPERATING ACTIVITIES:
  Net income............................................................    $   276      $   322
  Adjustments to reconcile net income to net cash provided by operating activities:
    Net book value of rental merchandise disposals......................        265          314
    Depreciation:
      Rental merchandise................................................        638          726
      Property, equipment and leasehold improvements....................        154          203
    Changes in operating accounts, net..................................      1,467         (342)
                                                                           ---------    ---------
        Net cash provided by operating activities.......................      2,800        1,223
                                                                           ---------    ---------

INVESTING ACTIVITIES:
  Purchases and refurbishing of rental merchandise......................     (3,064)        (761)
  Purchases of property, equipment and leasehold improvements...........       (259)         (89)
                                                                           ---------    ---------
        Net cash used by investing activities...........................     (3,323)        (850)
                                                                           ---------    ---------

FINANCING ACTIVITIES:
  Net borrowings (payments) under line of credit agreements.............        471          (91)
  Net borrowings (payments) under notes payable.........................         35          (55)
                                                                           ---------    ---------
        Net cash provided (used) by financing activities................        506         (146)
                                                                           ---------    ---------
Net increase (decrease) in cash.........................................        (17)         227
Cash at beginning of period.............................................         52          124
                                                                           ---------    ---------
Cash at end of period...................................................    $    35      $   351
                                                                           ---------    ---------
                                                                           ---------    ---------
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest............................................................    $   279      $   227
    Income taxes........................................................          3        --

See accompanying notes to unaudited condensed consolidated financial statements.

                                  EVANS RENTS
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                          -------------------
                                                                           1995         1996
                                                                          ------       ------
Revenue:

  Rental income........................................................   $6,624       $6,906
  Relocation income and fees...........................................      719          519
  Sales of merchandise.................................................      309          457
                                                                          ------       ------

      Total revenue....................................................    7,652        7,882
                                                                          ------       ------

Costs and operating expenses:

  Cost of merchandise sold.............................................      223          312
  Depreciation:
    Rental merchandise.................................................      638          726
    Property, equipment and leasehold improvements.....................      154          203
  Operating expenses...................................................    2,469        2,377
  General and administrative expenses..................................    2,946        3,064
                                                                          ------       ------

      Total costs and operating expenses...............................    6,430        6,682
                                                                          ------       ------

      Operating profit.................................................    1,222        1,200

Interest expense, net..................................................      906          830
                                                                          ------       ------
  Income before taxes..................................................      316          370
Income taxes...........................................................       40           48
                                                                          ------       ------

  Net income...........................................................   $  276       $  322
                                                                          ------       ------
                                                                          ------       ------

See accompanying notes to unaudited condensed consolidated financial statements.

                                  EVANS RENTS
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                     MARCH 31,
                                                                                       1996
                                                                                     ---------
                                      ASSETS

Cash..............................................................................    $   351
Accounts receivable, less allowance for doubtful accounts of $238.................      2,265
Prepaid expenses..................................................................         12
Rental merchandise, net...........................................................     17,663
Property, equipment and leasehold improvements, net...............................      2,288
Deposits and other assets.........................................................        175
                                                                                     ---------
    Total assets..................................................................    $22,754
                                                                                     ---------
                                                                                     ---------

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities:

    Senior obligations payable....................................................    $ 9,529
    Convertible subordinated notes................................................     15,735
    Accounts payable..............................................................        754
    Accrued expenses..............................................................      1,583
    Accrued interest..............................................................      9,244
    Deferred revenue..............................................................      1,531
                                                                                     ---------

      Total liabilities...........................................................     38,376

Redeemable Preferred Stock........................................................      5,000

Shareholders' deficit.............................................................    (20,622)
                                                                                     ---------

    Total liabilities and shareholders' deficit...................................    $22,754
                                                                                     ---------
                                                                                     ---------

See accompanying notes to unaudited condensed consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) INCOME TAXES--(CONTINUED)

    The Company has received notification that the IRS is challenging certain deductions taken by a consolidated tax group of which CFR was previously a member (the "Former Group") in connection with the examination of the consolidated Federal income tax returns of the Former Group for the year ended December 31, 1988 and subsequent years. The IRS challenge includes the assertion that certain interest deductions taken by the Former Group should be recharacterized as non-deductible dividend distributions and that deductions for certain expenses related to the acquisition of CFR's former parent be disallowed. The IRS could seek to recover from the Company (as well as from other Former Group members) the full amount of any resulting tax liability relating to periods while CFR was a member of the Former Group, which could be as much as approximately $28 million (including interest through December 31, 1995). CFR's former parent, under the agreement of sale for CFR, agreed to indemnify the Company in full for any consolidated tax liability of the Former Group for years while CFR was a member of the Former Group. Further, the Company may have rights of contribution against members of the Former Group if the Company were required to pay more than its equitable share of any consolidated tax liability. CFR's former parent has stated that it believes the IRS's position with respect to these proposed disallowances is unjustified and is contesting the matter vigorously. Due to the preliminary nature of the IRS challenge, the Company is not in a position to determine the probable outcome and its impact on the Company, if any.

(7) LONG-TERM DEBT

    The outstanding long-term debt was as follows (in thousands):

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1994            1995
                                                                      ------------    ------------
Revolving Credit Facility, secured.................................     $ --            $  3,800
Old Revolving Credit Facility, secured.............................       --              --
Senior Notes, 12%, unsecured.......................................      100,000          50,000
Senior Subordinated PIK Notes, 14%.................................        7,140          --
Subordinated Debentures, 14.5%.....................................        7,346          --
Junior Subordinated Debentures, 15%,
  net of discount of $1,913 in 1994................................        9,159          --
                                                                      ------------    ------------
                                                                        $123,645        $ 53,800
                                                                      ------------    ------------
                                                                      ------------    ------------

    CFR had an Old Revolving Credit Facility with a bank for $15 million, which was terminated on November 22, 1995. Borrowings under the Old Revolving Credit Facility carried an interest rate of the prime rate plus one percent. CFR entered into a new Revolving Credit Facility with a group of banks concurrently with the consummation of the initial public offering of the Company. The Revolving Credit Facility, for which the Company is guarantor, provides a $50 million line of credit, subject to certain borrowing base restrictions, to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. The Revolving Credit Facility expires on November 22, 1998. Borrowings under the Revolving Credit Facility bear interest at a fluctuating rate based on, at the Company's option, either the lead lender's base rate or the London Interbank Offer Rate (LIBOR). The average interest rate paid by CFR during 1995 on the Revolving Credit Facility was 7.9%. A commitment fee calculated based upon the unused portion of the Revolving Credit Facility is payable quarterly in arrears. The Revolving Credit Facility is collateralized by substantially all of CFR's assets.

    The Senior Notes bear interest at 12% with interest payable semi-annually on March 1 and September 1. The Senior Notes are unsecured and are due September 1, 2000. The Company may not

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(7) LONG-TERM DEBT--(CONTINUED)
redeem the Senior Notes prior to September 1, 1998 except in certain circumstances. Early redemptions must be made at a premium. With the proceeds of the initial public offering, borrowings under the Revolving Credit Facility and cash on hand, $20 million in aggregate principal amount of Senior Notes were retired at a repurchase price of 108% of the principal amount, plus accrued and unpaid interest thereon, and $30 million in aggregate principal amount of Senior Notes were retired at a redemption price of 110% of the principal amount plus accrued and unpaid interest thereon.

    The Revolving Credit Facility and indenture governing the Senior Notes restrict the ability of CFR to make advances and pay dividends to the Company.

    As a result of the early retirement of the Senior Notes, the Company recognized a loss of $4,143,000, net of taxes, which has been reflected in the Company's consolidated statement of operations as an extraordinary loss for the year ended December 31, 1995. The extraordinary loss includes $4,600,000 of redemption premiums on the Senior Notes retirement, the write-off of approximately $1,907,000 of deferred financing fees and approximately $398,000 of other associated costs.

    Contemporaneously with the initial public offering, CFR's 14% Senior Subordinated Pay-In-Kind Notes, the Company's 14.5% Subordinated Debentures and the Company's 15% Junior Subordinated Debentures (collectively the "Debt Securities"), due to controlling and certain other stockholders of the Company, were exchanged for an aggregate of 2,728,167 shares of Common Stock, which represented all principal, accrued interest and unamortized discount of the Debt Securities. During the nine months ended December 31, 1993 and the years ended December 31, 1994 and 1995, the aggregate interest expense incurred on the Debt Securities was approximately $1,081,000, $3,518,000 and $3,598,000, respectively, all of which was settled through the issuance of additional debentures.

    On March 31, 1993, CFR entered into a Bridge Loan and Security Agreement upon its acquisition by the Company (see note 1). The Bridge Loan and Security Agreement provided a line of credit up to $8,791,320 on a revolving basis and $50,000,000 on a term basis from WCC. In addition, CFR's 13.5% Senior Subordinated Debentures of $12,500,000 were issued to the controlling and certain other stockholders of the Company. All amounts due under the Bridge Loan and Security Agreement as well as $6,250,000 of CFR's 13.5% Senior Subordinated Debentures were retired with a portion of the proceeds of the Senior Notes. The remainder of CFR's 13.5% Senior Subordinated Debentures were refinanced with CFR's 14% Senior Subordinated Pay-In-Kind Notes.

    The estimated fair value of the Company's consolidated long-term debt based on the market price and other available information was approximately $117,895,000 and $57,300,000 at December 31, 1994 and 1995, respectively.

    Other assets include debt issuance costs, net of accumulated amortization, of $4,210,000 and $2,534,000 at December 31, 1994 and 1995, respectively.

(8) EMPLOYEE BENEFIT PLANS

    The Company maintains an investment and profit-sharing defined contribution retirement plan. All the Company's employees are eligible to participate after one year of service. The Company makes a 50 percent matching contribution on the first four percent of employee contributions to the Plan. The Company may, at its discretion, make additional contributions based on the Company's performance. The aggregate plan contributions were approximately $40,000, $198,000, $650,000, and $940,000 for the three months ended March 31, 1993, the nine months ended December 31, 1993, and the years ended December 31, 1994 and 1995, respectively.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) EMPLOYEE BENEFIT PLANS--(CONTINUED)
    The Company maintains a Supplemental Executive Retirement Plan (SERP) for certain key present and former management executives. The SERP consists of both a defined benefit and a defined contribution plan. The annual costs of the plan were approximately $0, $60,000, $139,000, and $148,000 for the three months ended March 31, 1993, the nine months ended December 31, 1993, and the years ended December 31, 1994 and 1995, respectively. The accrued, unfunded liability under the Plan as of December 31, 1995 was not significant.

(9) STOCK OPTIONS

Stock Option and Stock Purchase Plan

    Under the terms of the Stock Option and Stock Purchase Plan (the "1994 Plan"), certain key employees were granted, at the discretion of the Board of Directors, the right to purchase varying amounts of Debt Securities and options to purchase Common Stock. Concurrent with the adoption of the 1994 Plan, all members of management who previously held common stock of the Company gave up their rights to such stock.

    At the date of grant, each employee had the option to purchase immediately in cash all granted amounts of the Debt Securities, or defer purchase of these securities, plus interest, over a five-year vesting period. In either case, assuming all obligations to purchase the Debt Securities were fulfilled, the exercise price of the options to purchase Common Stock was fixed and the options are exercisable over a ten-year period.

    Contemporaneously with the initial public offering, all Debt Securities were exchanged for Common Stock (see note 7). There is no further obligation to purchase Debt Securities under the 1994 Plan.

1995 Stock-Based Incentive Compensation Plan

    The 1995 Stock-Based Incentive Compensation Plan (the "1995 Plan") was adopted by the Board of Directors and approved by the Company's stockholders. The 1995 Plan became effective on October 31, 1995. The 1995 Plan provides for the granting of a maximum of 577,427 stock options to key employees of the Company. No awards can be made under the 1995 Plan after October 31, 1997. The shares granted under the 1995 Plan may be in the form of deferred stock, restricted stock, incentive stock options, non-qualified stock options or stock appreciation rights. All awards made in 1995 were in the form of non-qualified stock options. The exercise price of an option under the 1995 Plan is equal to the fair market value of common stock on the date the option is granted. An option under the 1995 Plan vests over a three-year period and the expiration period may not exceed ten years.

1995 Directors Stock Option Plan

    The 1995 Directors Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the Company's stockholders. The Director Plan became effective on October 18, 1995. The Director Plan provides for the granting of a maximum of 50,000 stock options to non-employee directors of the Company. The Director Plan provides for automatic grants of options to purchase shares of Common Stock on November 15, 1995 and 1996. The option exercise price per share is equal to the fair market value of common stock on the date the option is granted. All options granted will be vested on November 15, 1998. The expiration period may not exceed ten years.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(9) STOCK OPTIONS--(CONTINUED)

Stock Option Activity Summary

    The following table summarizes the Company's stock option plans below:

                                                                  1994         1995      DIRECTOR
                                                                  PLAN         PLAN        PLAN
                                                                ---------    --------    --------
Shares under option:
Outstanding at
  January 1, 1994............................................      --           --         --
  Granted....................................................     784,642       --         --
  Exercised..................................................    (295,133)      --         --
  Forfeited..................................................     (53,669)      --         --
                                                                ---------    --------    --------
Outstanding at
  December 31, 1994..........................................     435,840       --         --
  Granted....................................................     245,800     439,800     21,000
  Exercised..................................................     (37,976)      --         --
  Forfeited..................................................     (10,734)      --         --
                                                                ---------    --------    --------
Outstanding at
  December 31, 1995..........................................     632,930     439,800     21,000
                                                                ---------    --------    --------
                                                                ---------    --------    --------
Options available to grant at
  December 31, 1995..........................................      --         137,627     29,000

Exercise price per share:
  At December 31, 1994.......................................   $ 0.25875       --         --
  At December 31, 1995.......................................   $ 0.25875    $  12.00     $12.00
                                                                 --$1.098
Options exercisable:
  At December 31, 1994.......................................      70,188       --         --
  At December 31, 1995.......................................     632,930       --         --

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(10) RENTAL COMMITMENTS

    The Company leases certain warehouse and showroom facilities and equipment. Future minimum lease payments at December 31, 1995 under all noncancelable operating leases are as follows (in thousands):

1996............................................................   $ 10,054
1997............................................................      9,007
1998............................................................      7,650
1999............................................................      6,647
2000............................................................      5,337
Thereafter......................................................     15,403
                                                                   --------
      Total minimum lease payments..............................     54,098
Less sublease rentals...........................................        167
                                                                   --------
      Net minimum operating lease payments......................   $ 53,931
                                                                   --------
                                                                   --------

    Rental expense was approximately $1,756,000, $5,864,000, $9,291,000, and
$9,177,000 for the three months ended March 31, 1993, the nine months ended December 31, 1993, and the years ended December 31, 1994 and 1995, respectively, (including approximately $410,000, $1,285,000, $1,795,000, and $1,826,000 for
short-term vehicle leases).

(11) ACCRUED EXPENSES

    Accrued expenses are comprised of (in thousands):

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1994            1995
                                                     ------------    ------------
Accrued salaries, wages and incentives............     $  3,796        $  4,159
Accrued interest..................................        5,260           2,026
Accrued vacation..................................        1,193           1,325
Reserve for unfavorable operating lease and
  duplicate facilities............................        7,216           5,942
Accrued property, sales and use taxes.............        1,458           1,529
Other accrued expenses............................        3,230           4,115
                                                     ------------    ------------
                                                       $ 22,153        $ 19,096
                                                     ------------    ------------
                                                     ------------    ------------

(12) WARRANTS TO PURCHASE COMMON STOCK

    At December 31, 1995, 2,762,200 warrants to purchase an aggregate of 450,238 shares of Common Stock were outstanding. In December 1995, 537,800 warrants were exercised for an aggregate of 87,657 shares of the Common Stock. Each warrant is exercisable at a price of $.0345. The warrants are subject to certain anti-dilution provisions relating to future issuances of the Common Stock.

(13) ACQUISITION OF GENERAL FURNITURE LEASING COMPANY

    CFR acquired General Furniture Leasing Company ("General Furniture") on September 1, 1993 for approximately $28,900,000 including costs of acquisition in a transaction accounted for as a purchase business combination. As such, the fair value of General Furniture's assets and liabilities were recognized as of September 1, 1993, and the Company's results of operations include General Furniture's operations subsequent to September 1, 1993. General Furniture was subsequently merged into CFR.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(13) ACQUISITION OF GENERAL FURNITURE LEASING COMPANY--(CONTINUED)
    The fair value allocated to the identifiable assets and liabilities of General Furniture was determined by independent appraisal. As part of the purchase price allocation, CFR recorded a reserve for estimated costs to be incurred in the consolidation of duplicate General Furniture facilities. Based on the allocation of the purchase price to the tangible and identifiable intangible assets and liabilities, an excess of purchase price over net assets acquired (goodwill) of approximately $6,100,000 was recorded. Such goodwill is being amortized on a straight-line basis over 40 years. The purchase price has been allocated as follows (in thousands):

Cash.............................................................   $   500
Accounts receivable..............................................     1,400
Prepaid expenses and other assets................................       700
Rental property..................................................    25,700
Property, plant and equipment....................................     6,700
Goodwill.........................................................     6,100
Accounts payable and accrued expenses............................    (3,400)
Other liabilities, including reserve for duplicate facilities....    (8,800)
                                                                    -------
                                                                    $28,900
                                                                    -------
                                                                    -------

    CFR financed the acquisition of General Furniture with a portion of the proceeds from the September 1, 1993 public offering of $100,000,000 12% Senior Notes (see note 7).

(14) SUBSEQUENT EVENT

    On March 15, 1996 the Company signed an agreement to acquire the stock of privately held Evans Rents, a provider of rental furniture in California, for approximately $27 million in cash, exclusive of transaction costs. The acquisition is subject to satisfaction of customary closing conditions including regulatory approval.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(15) QUARTERLY FINANCIAL DATA (UNAUDITED)

    (in thousands except per share data)

                                                                    THREE MONTHS ENDED
                                                  ------------------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                    1995         1995          1995             1995
                                                  ---------    --------    -------------    ------------
Furniture rental revenue.......................    $33,815     $ 35,239       $36,354         $ 36,580
Furniture sales revenue........................     10,316        9,288         9,137            8,580
Operating earnings.............................      6,252        6,425         6,893            7,151
Income before income taxes and extraordinary
loss...........................................      2,107        2,226         2,675            3,796
Extraordinary loss, net of tax.................      --           --           --                4,143
Net income (loss)..............................      1,195        1,273         1,539           (1,932)
Earnings per common share before extraordinary
  loss.........................................    $  0.25     $   0.26       $  0.30         $   0.29
Earnings (loss) per common share...............    $  0.25     $   0.26       $  0.30         $  (0.17)

                                                                    THREE MONTHS ENDED
                                                  ------------------------------------------------------
                                                  MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER 31,
                                                    1994         1994          1994             1994
                                                  ---------    --------    -------------    ------------
Furniture rental revenue.......................    $31,484     $ 32,777       $33,384         $ 32,381
Furniture sales revenue........................      8,667        8,581         9,049            8,237
Operating earnings.............................      5,151        5,454         5,852            6,157
Income before income taxes.....................      1,141        1,385         1,789            2,053
Net income.....................................        606          769         1,007            1,164
Earnings per common share......................    $  0.16     $   0.18       $  0.22         $   0.24

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
  EVANS RENTS

    We have audited the accompanying consolidated balance sheets of Evans Rents as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Evans Rents at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Los Angeles, CA
March 15, 1996

                                  EVANS RENTS
                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                        (RESTATED--NOTE 1)
                                                                    --------------------------
                                                                       1994           1995
                                                                    -----------    -----------
                                            ASSETS
Cash.............................................................   $    51,952    $   123,652
Accounts receivable, less allowance for doubtful accounts of
  $169,158 and $241,016..........................................     2,209,596      2,168,192
Prepaid expenses.................................................        31,279         14,800
Rental merchandise:..............................................    19,004,754     22,180,052
  Less accumulated depreciation..................................    (3,434,998)    (4,237,967)
                                                                    -----------    -----------
Net rental merchandise...........................................    15,569,756     17,942,085
Property, equipment and leasehold improvements, at cost:
  Leasehold improvements.........................................     1,581,124      1,948,890
  Office and warehouse equipment.................................       638,360        679,692
  Showroom furniture and equipment...............................       692,745      1,008,080
  Vehicles.......................................................     1,028,889      1,484,556
                                                                    -----------    -----------
                                                                      3,941,118      5,121,218
  Less accumulated depreciation and amortization.................    (2,143,826)    (2,718,661)
                                                                    -----------    -----------
Net property, equipment and leasehold improvements...............     1,797,292      2,402,557
Deposits and other assets........................................       191,926        178,716
                                                                    -----------    -----------
      Total assets...............................................   $19,851,801    $22,830,002
                                                                    -----------    -----------
                                                                    -----------    -----------

                            LIABILITIES AND SHAREHOLDERS' DEFICIT
Liabilities:
  Senior obligations payable (Note 2)............................   $ 8,874,286    $ 9,674,563
  Convertible subordinated notes.................................    15,735,000     15,735,000
  Accounts payable...............................................       945,972      1,207,436
  Accrued expenses...............................................     2,073,517      1,971,762
  Accrued interest...............................................     6,294,000      8,654,250
  Deferred revenue...............................................     1,506,501      1,531,131
                                                                    -----------    -----------
                                                                     35,429,276     38,774,142
Commitments (Note 8)
10% noncumulative convertible redeemable preferred stock at $.001 par value:
  Series F, 5,000,000 shares authorized;]
    4,100,000 issued and outstanding.............................     4,100,000      4,100,000
  Series G, 900,000 shares authorized, issued and outstanding....       900,000        900,000
Shareholders' deficit:
  Series A Preferred Stock, $.001 par value, 100,000 shares
    authorized; 93,300 issued and outstanding (82,500 issued and
outstanding in 1994).............................................            83             93
  Series B Preferred Stock, $.001 par value, 50,000 shares
authorized, issued and outstanding...............................            --             50
  Common stock, $.001 par value, 20,000,000 shares authorized;
    159,574 issued and outstanding (108,489 shares issued and
outstanding in 1994).............................................           108            160
  Additional paid-in capital.....................................    15,674,747     15,678,085
  Accumulated deficit............................................   (36,252,413)   (36,622,528)
                                                                    -----------    -----------
Total shareholders' deficit......................................   (20,577,475)   (20,944,140)
                                                                    -----------    -----------
      Total liabilities and shareholders' deficit................   $19,851,801    $22,830,002
                                                                    -----------    -----------
                                                                    -----------    -----------

                            See accompanying notes.

                                  EVANS RENTS
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31
                                                                        (RESTATED--NOTE 1)
                                                                    --------------------------
                                                                       1994           1995
                                                                    -----------    -----------
Revenues:
  Rental income..................................................   $22,716,405    $25,972,474
  Relocation income and fees.....................................     3,042,549      2,718,778
  Sales of merchandise...........................................     1,363,321      1,814,269
                                                                    -----------    -----------
      Total revenues.............................................    27,122,275     30,505,521

Costs and operating expenses:
  Cost of merchandise sold.......................................       847,986      1,388,612
  Depreciation:..................................................
    Rental merchandise...........................................     2,413,204      2,732,502
    Property, equipment and leasehold improvements...............       505,749        688,444
  Operating expenses.............................................     9,005,871     10,132,443
  General and administrative expenses............................    11,849,072     12,176,190
                                                                    -----------    -----------
      Total costs and operating expenses.........................    24,621,882     27,118,191
                                                                    -----------    -----------
      Operating profit...........................................     2,500,393      3,387,330

Interest expense, net............................................     3,509,928      3,653,445
                                                                    -----------    -----------
  Loss before taxes..............................................    (1,009,535)      (266,115)
Income taxes.....................................................        51,882        104,000
                                                                    -----------    -----------
  Net loss.......................................................   $(1,061,417)   $  (370,115)
                                                                    -----------    -----------
                                                                    -----------    -----------

                            See accompanying notes.

                                  EVANS RENTS
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                            (RESTATED--NOTE 1)
                                ---------------------------------------------------------------------------
                                SERIES A    SERIES B             ADDITIONAL                       TOTAL
                                PREFERRED   PREFERRED   COMMON     PAID-IN     ACCUMULATED    SHAREHOLDERS'
                                  STOCK       STOCK     STOCK      CAPITAL       DEFICIT         DEFICIT
                                ---------   ---------   ------   -----------   ------------   -------------
Balance at December 31, 1993..    $  91       $--        $108    $15,694,115   $(35,190,996)  $ (19,496,682)
  Issuance of shares..........       16       --         --            1,584        --                1,600
  Repurchase of shares........      (24)      --         --             (952)       --                 (976)
  Repurchase of warrants......    --          --         --          (20,000)       --              (20,000)
  Net loss....................    --          --         --          --          (1,061,417)     (1,061,417)
                                ---------   ---------   ------   -----------   ------------   -------------
Balance, December 31, 1994....       83       --          108     15,674,747    (36,252,413)    (20,577,475)
  Issuance of shares..........       15          50        52          3,583        --                3,700
  Repurchase of shares........       (5)      --         --             (245)       --                 (250)
  Net loss....................    --          --         --          --            (370,115)       (370,115)
                                ---------   ---------   ------   -----------   ------------   -------------
Balance, December 31, 1995....    $  93       $  50      $160    $15,678,085   $(36,622,528)  $ (20,944,140)
                                ---------   ---------   ------   -----------   ------------   -------------
                                ---------   ---------   ------   -----------   ------------   -------------

                            See accompanying notes.

                                  EVANS RENTS
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                                         (RESTATED--NOTE 1)
                                                                     --------------------------
                                                                        1994           1995
                                                                     -----------    -----------
OPERATING ACTIVITIES:
  Net loss........................................................   $(1,061,417)   $  (370,115)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Net book value of rental merchandise disposals................     1,254,303      1,408,675
    Depreciation:
      Rental merchandise..........................................     2,413,204      2,732,502
      Property, equipment and leasehold improvements..............       505,749        688,444
    Disposals of property, equipment and leasehold improvements...         4,946         21,439
    Changes in assets and liabilities:
      Accounts receivable.........................................      (582,582)        41,404
      Prepaid expenses............................................        14,598         16,479
      Deposits and other assets, net..............................        10,220         13,210
      Accounts payable............................................      (602,657)       261,464
      Accrued interest............................................     2,360,250      2,360,250
      Accrued expenses............................................       289,550       (101,755)
      Deferred revenue............................................       307,849         24,630
                                                                     -----------    -----------
        Net cash provided by operating activities.................     4,914,013      7,096,627

INVESTING ACTIVITIES
  Purchases and refurbishing of rental merchandise................    (7,135,662)    (6,513,506)
  Purchases of property, equipment and leasehold improvements.....      (860,271)    (1,315,148)
                                                                     -----------    -----------
        Net cash used in investing activities.....................    (7,995,933)    (7,828,654)

FINANCING ACTIVITIES
  Net borrowings under line of credit agreements..................     2,844,648        598,138
  Net borrowings (payments) under notes payable...................       (42,650)       202,139
  Net (payments) proceeds from issuance (repurchase) of stock or
warrants..........................................................       (19,375)         3,450
                                                                     -----------    -----------
        Net cash provided by financing activities.................     2,782,623        803,727
                                                                     -----------    -----------
Net increase (decrease) in cash...................................      (299,297)        71,700
Cash at beginning of year.........................................       351,249         51,952
                                                                     -----------    -----------
Cash at end of year...............................................   $    51,952    $   123,652
                                                                     -----------    -----------
                                                                     -----------    -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest......................................................   $   990,479    $ 1,204,813
    Income taxes..................................................        65,282         94,150

                            See accompanying notes.

                                  EVANS RENTS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization of the Company

    In 1985, Evans Rents and its wholly owned subsidiaries (collectively, the Company), were incorporated in the state of California. The Company is primarily engaged in renting furniture to commercial and residential customers. Additionally, the Company sells furniture rented by customers and furniture no longer usable for rental purposes. As of December 31, 1995, the Company operated 17 showrooms and two warehouses in California. All significant intercompany accounts have been eliminated.

  Restatement of Financial Statements

    The accompanying financial statements have been restated to conform with certain requirements of the Securities and Exchange Commission, principally relating to the classification of redeemable preferred stock and convertible subordinated notes and the accrual of contingent interest payable.

  Rental Merchandise

    Merchandise is rented to customers under rental agreements which generally range from two to 24 months. Customers may terminate the agreement at any time after the minimum lease period of two months, or continue on a month-to-month basis. Upon termination, rental merchandise is returned to the Company. Rental income is recognized in monthly installments, beginning the day of delivery and each month thereafter.

    Merchandise rented to customers or available for rent is classified in the consolidated balance sheet as rental merchandise. At December 31, 1995, approximately 74% of the total rental merchandise was under rental agreements with customers. Merchandise is valued at the lower of cost, less accumulated depreciation, or market. Merchandise is depreciated on a straight-line basis ranging over a period of 3 to 10 years.

    Sales of merchandise consists of sales of rental merchandise directly to customers who wish to purchase the furniture they are renting or sales of used furniture. Cost of merchandise sold is determined using acquisition cost, less applicable accumulated depreciation.

  Market Value of Financial Instruments

    The carrying amounts reported in the balance sheet for the Company's financial instruments (cash and senior obligations payable) approximate their market value.

    The market value of the convertible subordinated notes are approximately $5.4 million based on transactions described in "Subsequent Events" (Note 10).

  Property, Equipment and Leasehold Improvements

    Depreciation of property, equipment and leasehold improvements is provided on a straight-line basis over the lesser of the lease term, if applicable, or the estimated useful lives of the respective assets, principally five to ten years.

                                  EVANS RENTS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. SENIOR OBLIGATIONS PAYABLE

    Senior obligations payable were as follows for the years ended December 31:

                                                        1994          1995
                                                     ----------    ----------
$20,000,000 revolving line of credit, expiring
August 31, 1996...................................   $8,419,295    $9,017,433
Notes payable.....................................      454,991       657,130
                                                     ----------    ----------
                                                     $8,874,286    $9,674,563
                                                     ----------    ----------
                                                     ----------    ----------

    The Company has a revolving credit agreement with a lender which provides for maximum aggregate borrowings of $20,000,000 through August 31, 1996. The revolving credit agreement is automatically and continuously renewed for successive one-year periods unless terminated. The agreement requires monthly interest payments at 1/2% over the prime rate (8.5% at December 31, 1995), on average outstanding borrowings. Regardless of the outstanding principal balance, the Company is required to pay minimum interest each month of $10,000 through August 31, 1996. Borrowings are secured by substantially all of the assets of the Company.

    Notes payable at December 31, 1995, relate primarily to purchase of vehicles and are secured by the vehicles, and to obligations related to tenant improvements on certain facilities. Interest rates vary for 3.1% to 12.5%. Future annual payments under these notes are as follows:


   FISCAL YEAR ENDING
- ----------------------------------------------------------------
1996............................................................   $237,475
1997............................................................    175,114
1998............................................................    146,986
1999............................................................     76,046
2000............................................................     21,509
                                                                   --------
Total future payments...........................................   $657,130
                                                                   --------
                                                                   --------

3. INCOME TAXES

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. In addition, SFAS 109 requires the recognition of future tax benefits, such as net operating loss carryforwards (NOLs), to the extent that realization of such benefits are more likely than not. There was no cumulative effect of this accounting change at the time of adoption.

                                  EVANS RENTS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. INCOME TAXES--(CONTINUED)
    Significant components of the Company's deferred tax assets as of December 31, 1995 are as follows:


Deferred tax assets:
  Book over tax depreciation.................................   $    360,000
  Net operating loss carryforward............................     11,100,000
                                                                ------------
Total deferred tax assets....................................     11,460,000
Valuation allowance for deferred tax assets..................    (11,460,000)
                                                                ------------
Net deferred tax assets......................................   $    --
                                                                ------------
                                                                ------------

    A valuation allowance for the amount of the net deferred tax assets has been provided due to the uncertain nature of their ultimate realization based upon the past earnings performance and the expiration of NOL carryforwards. Realization is entirely dependent upon future earnings. Income taxes for 1995 and 1994 are composed primarily of alternative minimum taxes.

4. CONVERTIBLE SUBORDINATED NOTES

    In April 1989, the Company issued $15,735,000 principal amount of 15% subordinated debentures (Debentures) due April 21, 1996. On April 30, 1992, the Debentures were exchanged for 15% convertible subordinated notes (Notes).

    The Company semiannually is required to pay to the holders of the Notes on October 31 and April 30, 80% of Earnings Available to Service Notes, as defined, if any. To the extent such payment does not exceed the interest portion of the Notes, any interest not paid shall accrue as unpaid interest but shall not be treated as principal for purposes of any pro rata allocation of any future redemption amount. The redemption value of the Notes prior to May 1, 2002, is based upon the amount available from a Qualified Liquidity Event or Qualified Initial Public Offering Event and a proceeds-sharing formula with the holders of the Series A, B, F, and G Preferred Stock. Upon the occurrence of a Qualified Initial Public Offering Event, unless the Company has elected to redeem the Notes or the holder has elected to convert such Notes into new notes, the Notes shall be automatically converted into common stock, based upon the amount available from a Qualified Initial Public Offering Event and the actual initial public offering price of one share of common stock. The Notes are subordinated and junior to any senior indebtedness and the Series F and G Preferred Stock. There were no interest payments in 1995 and 1994, given the terms of the "Earnings Available to Service Notes."

5. REDEEMABLE PREFERRED STOCK

    The Company issued in a private placement on April 30, 1992, 3,725,000 shares of Series F and 900,000 shares of Series G 10% noncumulative convertible redeemable preferred stock (Series F and G preferred stock) for an aggregate consideration of $4,625,000. Subsequently 375,000 additional shares of Series F were issued for $375,000.

    At the option of the holder, each share of Series F Preferred Stock shall be convertible into one share of common stock, subject to adjustment as provided in the Company's related articles of incorporation. Each share of Series G Preferred Stock is convertible into one share of Series F Preferred Stock at the option of the holder or is automatically converted upon a Qualified Liquidity Event, as defined, or a Qualified Initial Publc Offering, as defined. Upon written notice of a majority of holders of the Series F and G Preferred Stock after April 24, 1997, the Company shall redeem the stock at $1 per

                                  EVANS RENTS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. REDEEMABLE PREFERRED STOCK--(CONTINUED) share plus declared but unpaid dividends provided the Company's debt agreements do not prohibit such redemption. Upon liquidation, the holders are entitled to a preference equal to $1 per share for each share held, plus an amount equal to all declared and unpaid dividends thereon. The holders of Series F Preferred Stock are entitled to vote on all matters; however, the Series G Preferred Stock are nonvoting.

6. SHAREHOLDERS' DEFICIT

    The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.001 per share; and 6,050,000 shares of preferred stock, par value $0.001 per share, 100,000 shares of which are designated Series A Preferred Stock; 50,000 shares of which are designated Series B Preferred Stock. Issuances in 1995 were to officers based on management's estimate of the Company's value of approximately $20,000,000. Series A and B Preferred Stock are nonvoting.

    In November 1988, in conjunction with the renegotiation of the line of credit issued at that time, warrants to purchase a maximum of 237,200 shares of Series E 4% noncumulative convertible preferred stock at $4.25 per share were issued to two financial institutions providing a $7,500,000 revolving line of credit. The warrants expire in November 1998. The then estimated fair market value of the Series E warrants of $709,856 was included in additional paid-in capital and was deducted from the carrying value of borrowings under the line of credit. In 1994, warrants to purchase a maximum of 158,132 shares were repurchased. As a result of the recapitalization, the Series E preferred stock warrants were converted into warrants to purchase common stock. In addition, the exercise prices and outstanding shares of the Series E warrants and the outstanding options (see Note 5) have been adjusted because of the reverse stock split. As a result of the reverse stock split, the remaining warrants are now exercisable for 53 shares at $6,322 per share.

    During 1989, in conjunction with the issuance of promissory notes payable, the Company issued warrants to such promissory note holders which are exercisable for 276,250 shares of the Company's common stock at $4 per share during the next equity financing in excess of $100,000. These warrants terminated during 1994.

    The Company has reserved the equivalent of 5,000,000 shares of common stock for issuance upon conversion of the Series F Preferred Stock, 136,597 shares for issuance upon conversion of warrants, and 300,600 shares for issuance under the Company's 1986 Incentive Stock Option Plan.

7. STOCK OPTION PLAN

    In 1986 the Board of Directors authorized an Incentive Stock Option Plan and the Board has reserved 1,300,000 shares of common stock for issuance under the plan. The Company has granted options under this plan to its employees at prices ranging from $.20-$.50 per share. As a result of the

                                  EVANS RENTS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. STOCK OPTION PLAN--(CONTINUED)
reverse stock split the exercise price per share has been adjusted to prices ranging from $298-$744 per share as follows:

                                                                 SHARES
                                                             ---------------
                                                               DECEMBER 31
                                                             ---------------
                                                             1994       1995
                                                             ----       ----
Outstanding at beginning of period........................    525        461
Granted...................................................    --         --
Exercised.................................................    --         --
Canceled..................................................    (64)       (14)
                                                             ----       ----
Outstanding at end of period..............................    461        447
                                                             ----       ----
                                                             ----       ----
Exercisable...............................................    461        447
                                                             ----       ----
                                                             ----       ----

    These options are noncompensatory and vest over a four-year period; 25% on the first anniversary of the date of grant, then 2% per month thereafter until fully vested.

    Additionally, the Company issued nonqualified stock options, as follows:

        In 1987, the Company issued nonqualified stock options for 3 shares at $446 per share, which vest 1/18 per month. These options terminated during 1994.

        In 1988, the Company issued nonqualified stock options for 7 shares at $744 per share, which vest 1/18 per month. On December 31,1994, all options were vested and exercisable. These options terminated during 1995.

8. COMMITMENTS

    The Company leases its showrooms and warehouse facilities under long-term operating lease arrangements. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

    At December 31, 1995, the future minimum annual rental payments required under noncancelable operating leases are as follows:

    Fiscal Year Ending                                            Operating
    ------------------                                            ----------
1996...........................................................   $2,193,643
1997...........................................................    1,638,893
1998...........................................................      854,095
1999...........................................................      578,726
2000...........................................................      468,655
Thereafter.....................................................    1,815,629
                                                                  ----------
Total future payments..........................................   $7,549,641
                                                                  ----------
                                                                  ----------

    Rent expense under noncancelable operating leases aggregated approximately $2,233,467 and $2,242,551 for the years ended December 31, 1994 and 1995, respectively.

                                  EVANS RENTS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. SHOWROOM AND WAREHOUSE RELOCATION COSTS

    Showroom and warehouse relocation costs of $264,116 in 1994, relate primarily to the Company's decision to relocate its Northern California warehouse and terminate its lease early and are included in general and administrative expenses.

10. SUBSEQUENT EVENTS

    On March 15, 1996, the Company entered into an agreement with CORT Business Services Corporation whereby CORT would acquire all of the outstanding equity interest in the Company. If the acquisition is completed it is anticipated that the Company will be merged into a subsidiary of CORT.

- -------------------------------------------     --------------------------------
- -------------------------------------------     --------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS                      1,700,000 SHARES
PROSPECTUS IN CONNECTION WITH THE OFFER
CONTAINED HEREIN AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR BY ANY OF THE
UNDERWRITERS.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OF ANY SECURITIES OTHER
THAN THOSE TO WHICH IT RELATES OR AN
OFFER TO SELL, OR A SOLICITATION OF AN OFFER
TO BUY, THOSE TO WHICH IT RELATES IN ANY
STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL
TO MAKE SUCH OFFER IN SUCH STATE. THE                   CORT BUSINESS
DELIVERY OF THIS PROSPECTUS AT ANY
TIME DOES NOT IMPLY THAT THE INFORMATION                  SERVICES
HEREIN IS CORRECT AS OF
ANY TIME SUBSEQUENT TO ITS DATE.                         CORPORATION


         -------------------

                                                         COMMON STOCK
          TABLE OF CONTENTS
                                        PAGE
                                        ----
Prospectus Summary....................     3
                                                            LOGO
Risk Factors..........................     8
Use of Proceeds.......................    11
Price Range of Common Stock and
Dividend Policy.......................    11
Capitalization........................    12
Unaudited Pro Forma Condensed
  Consolidated Financial Data.........    13              ---------
Selected Consolidated Financial
Data..................................    18              PROSPECTUS
Management's Discussion and Analysis
  of Financial Condition and Results                           , 1996
  of Operations.......................    20
Business..............................    26              ---------
Management............................    35
Principal Stockholders................    43
Shares Eligible for Future Sale.......    44
Underwriting..........................    45
Legal Matters.........................    46
Experts...............................    46           SMITH BARNEY INC.
Available Information.................    47
Incorporation of Certain Documents by                 MONTGOMERY SECURITIES
Reference.............................    48
Index to Financial Statements.........   F-1
- -------------------------------------------     --------------------------------
- -------------------------------------------     --------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the registrants' expenses in connection with the issuance of the securities being registered.

SEC Registration Fee.....................................................   $ 12,472
NASD Filing Fee..........................................................      4,117
NYSE listing fee.........................................................      7,000
Blue Sky Fees and Expenses...............................................      7,500*
Printing and Engraving Expenses..........................................    120,000*
Legal Fees and Expenses..................................................    225,000*
Accounting Fees and Expenses.............................................    100,000*
Transfer Agent and Registrar Fees and Expenses...........................      2,000*
Miscellaneous............................................................     21,911*
                                                                            --------
          Total..........................................................   $500,000*
                                                                            --------
                                                                            --------

- ------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Certificate of Incorporation, as amended (the "Charter"), of CORT Business Services Corporation (the "Company") provides that directors of the Company shall be entitled to all limitations on the liability of directors available under the Delaware General Corporation Law (the "DGCL"). Further, the Charter provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for actions described under Section 174 of the DGCL relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL or (iv) for any transactions from which a director derived an improper personal benefit. In addition, Section 145 of the DGCL, under certain circumstances, provides for the indemnification of the Company's officers and directors against liabilities which they may incur in such capacities.

    In general, any officer or director of the Company shall be indemnified by the Company against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Company, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to the Company's best interest; and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnification is not prohibited by the DGCL or any other applicable law.

    Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Company shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Company.

    Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that that person is not entitled to be indemnified by the Company as authorized by the Bylaws.

    The indemnification and advancement of expenses provided by, or granted pursuant to Article IV of the Bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

    The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that the power to do so has not been prohibited by the DGCL, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a director or officer under Article IV of the Bylaws is a contract between the Company and such director or officer and no modification or repeal of the Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

    The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 16. EXHIBITS.

    The following exhibits are filed herewith unless otherwise indicated:

  *1.1  --Form of Underwriting Agreement
   2.1  --Stock Purchase Agreement, dated June 22, 1993, by and among the Company,
          Interfinancial, Inc., General Furniture Leasing Company and Fortis, Inc.;
          incorporated by reference to Exhibit 2.1 to CFR's Registration Statement on Form
          S-1, No. 33-65094, filed on June 25, 1993
   2.2  --First Amendment to Stock Purchase Agreement, dated as of August 31, 1993, by and among the Company, Fortis, Inc., Interfinancial, Inc. and General Furniture
          Leasing Company; incorporated by reference to Exhibit 2.2 to CFR's Quarterly
          Report on Form 10-Q for the fiscal quarter ended September 30, 1993
   2.3  --Assignment and Assumption Agreement, dated as of August 31, 1993, between the Com-
          pany and CFR; incorporated by reference to Exhibit 2.3 to CFR's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993
   2.4  --Acquisition Agreement, dated March 15, 1996, by and among the Company, CE Merger
          Sub Inc. and Evans Rents; incorporated by reference to Exhibit 2.4 to the
          Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995
   4.1  --Restated Certificate of Incorporation of the Company, as filed with the Delaware
          Secretary of State on November 9, 1995; incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Company's Registration Statement on Form S-1, No.
          33-97568, filed on November 15, 1995
   4.2  --By-laws of the Company, dated November 9, 1995; incorporated by reference to
          Exhibit 3.2 to Amendment No. 4 to the Company's Registration Statement on Form
          S-1, No. 33-97568, filed on November 15, 1995
  *4.3  --Specimen Common Stock Certificate
  *5.1  --Opinion of Dechert Price & Rhoads regarding legality of the Common Stock being registered
  23.1  --Consent of Dechert Price & Rhoads included in the opinion filed as Exhibit 5.1
  23.2  --Consent of KPMG Peat Marwick LLP
  23.3  --Consent of Ernst & Young LLP
  24.1  --Powers of Attorney (included on signature pages)

- ------------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) For purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on June 13, 1996.

                                          CORT BUSINESS SERVICES CORPORATION

                                          By:     F.A. ZIEMNIAK
                                              ..................................

                                              Frances Ann Ziemniak
                                             Vice President--Finance and
                                             Chief Financial Officer

    KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul N. Arnold and Frances Ann Ziemniak his attorneys-in-fact, with the power of substitution and resubstitution, for him in any and all capacities, to sign any Amendments to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each such attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on June 13, 1996 by the following persons in the capacities indicated.

              SIGNATURE                                        TITLE
- --------------------------------------  ---------------------------------------------------
            PAUL N. ARNOLD              President, Chief Executive (principal executive
 ......................................    officer) and Director
            Paul N. Arnold

            F.A. ZIEMNIAK               Vice President--Finance and Chief Financial Officer
 ......................................    (principal financial and principal accounting
         Frances Ann Ziemniak             officer)

           KEITH E. ALESSI              Director
 ......................................
           Keith E. Alessi

          BRUCE C. BRUCKMANN            Director
 ......................................
          Bruce C. Bruckmann

          MICHAEL A. DELANEY            Director
 ......................................
          Michael A. Delaney

           CHARLES M. EGAN              Director
 ......................................
           Charles M. Egan

             G.B. MAFFEI                Director
 ......................................
          Gregory B. Maffei

            JAMES A. URRY               Director
 ......................................
            James A. Urry

                                 EXHIBIT INDEX

EXHIBIT                                                                                   PAGE
- -------                                                                                   ----
   23.2   --Consent of KPMG Peat Marwick LLP...........................................
   23.3   --Consent of Ernst & Young LLP...............................................